Exhibit 2.3
Certain identified information has been excluded from the exhibit because it is both not material and is the type that the registrant treats as private or confidential.

THIS SHARE EXCHANGE AGREEMENT made as of the 26th day of April, 2018. AMONG:

MM DEVELOPMENT COMPANY, INC., a corporation existing under the laws of the State of Nevada

(hereinafter called the “Corporation”)

OF THE FIRST PART

AND:

CARPINCHO CAPITAL CORP., a corporation existing under the federal laws of the Canada

(hereinafter called the “Acquiror”)

OF THE SECOND PART

AND:

ALL OF THE SHAREHOLDERS OF THE CORPORATION AS SET OUT IN SCHEDULE “A” HERETO

(hereinafter called the “Shareholders”)

WHEREAS the Shareholders wish to transfer, and the Acquiror wishes to acquire from the Shareholders all of the Acquired Corporation Shares (as defined below), for the consideration and upon the terms and conditions set forth in this Agreement;

AND WHEREAS the parties intend that the Transaction will constitute as a single integrated transaction qualifying for tax-deferred treatment under Section 351 of the U.S. Internal Revenue Code (“Code”) and that, upon completion of the Transaction, the Acquiror shall be treated as a U.S. domestic corporation for U.S. federal income tax purposes under Section 7874(b) of the Code.

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto covenant and agree as follows:

ARTICLE 1

INTERPRETATION

1.1
Where used herein or in any amendments or schedules hereto, the following terms shall have the following meanings:

“Accounts Receivable” means accounts receivable, bills receivable, trade accounts, book debts and insurance claims recorded as receivable in the Books and Records and other amounts due or deemed to be due to the Corporation including refunds and rebates receivable to the extent reflected in the Financial Statements of the Corporation;

“Acquiror Public Disclosure Record” means the Acquiror’s publically filed documents, as filed on the System for Electronic Document Analysis and Retrieval (SEDAR);

“Acquiror Shareholder Approval” means the approval by the shareholders of the Acquiror of the Transaction Resolutions by unanimous written consent resolution;

“Acquiror Shares” means the common shares in the capital of the Acquiror as currently constituted;

“Acquiror Special Warrants” means special warrants to acquire Acquiror Shares;

“Acquired Corporation Shares” means, collectively, the 25,300,000 Corporation Shares and the 49,700,000 Corporation Non-Voting Shares to be held collectively by the Shareholders as of the Closing Date, as set out in Schedule “A” hereto;

“Acquisition Price” has the meaning ascribed to such team in Section 2.3 hereof;

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any bona fide offer, proposal, expression of interest, or inquiry from any Person (other than the Acquiror or any of its affiliates) made after the date hereof relating to:

(a)
any acquisition or sale, direct or indirect, whether in a single transaction or a series of related transactions, of: (i) assets of the Corporation or the Acquiror, as the case may be, that constitutes 50% or more of the fair market value of the assets of the Corporation or the Acquiror, as the case may be; or (ii) 50% or more of any voting or equity securities of the Corporation or the Acquiror; or

(b)
any plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Corporation or the Acquiror;

“Agreement” means this Agreement and all amendments made hereto by written agreement signed by the parties and includes the schedules hereto;

“Amalco” means the company resulting from the Amalgamation;

“Amalgamation” means the amalgamation of a wholly-owned subsidiary of the Acquiror with Finco, to be set out in an agreement among Acquiror, a wholly-owned subsidiary of the Acquiror, and Finco, in connection with the completion of the Transaction;

“Applicable Laws” means, in relation to any person or persons, applicable Securities Laws and all other statutes, regulations, statutory rules, orders, by-laws, codes, ordinances, decrees, the terms and conditions of any grant of approval, permission, authority or licence, or any judgment, order, decision, ruling, award, policy or guideline, of any Governmental Entity that are applicable to such person or persons or its or their business, undertaking, property or securities and emanate from a Governmental Entity, having jurisdiction over the person or persons or its or their business, undertaking, property or securities;

“Assets” includes all assets of the Corporation, including Intellectual Property, having a fair market value in excess of $5,000, and includes, but is not limited to, all of the assets to be described in the Financial Statements of the Corporation;

“Authorizations” means all required corporate, regulatory and shareholder approvals, consents, authorizations and waivers relating to (i) the consummation of the transactions contemplated by this Agreement, (ii) the Transaction, (iii) the Amalgamation; and (iv) the Stock Exchange Listing, shall have been obtained on terms and conditions satisfactory to the parties, acting reasonably;

“Books and Records” means books and records of the Corporation relating to the Corporation, including financial, corporate, operations and sales books, records, books of account, sales and purchase records, lists of suppliers and customers, formulae, business reports, plans and projections and all other documents, surveys, plans, files, records, assessments, correspondence, and other data and information, financial or otherwise, including all data, information and databases stored on computer-related or other electronic media;

“Brokered Financing” means the brokered financing of Finco Subscription Receipts to be completed prior to the Closing for gross proceeds of up to $25 million; the net proceeds of which will be placed in escrow and released to Finco, and the Finco Subscription Receipts will automatically be converted into Finco Units, on satisfaction of certain escrow release conditions, and each Finco Share will then be exchanged for one Resulting Issuer Share and each Finco Warrant will then be exchanged for one Resulting Issuer Warrant, respectively, in connection with the Transaction and the Amalgamation;

“Business” means the business carried on by the Corporation which involves the cultivation, extraction, production, and sale of cannabis and cannabis-related products including ancillary activities related thereto, as more particularly described in the Listing Statement;

“Business Day” means any day which is not a Saturday, Sunday or a statutory holiday in the Province of Ontario;

“CBCA” means the Canada Business Corporations Act, R.S.C., 1985, c. C-44, as amended and any legislation enacted in substitution therefor;

“CSE” means the Canadian Securities Exchange;
“Closing Date” has the meaning ascribed to such term in Section 2.9 hereof; “Closing” has the meaning ascribed to such term in Section 2.9 hereof; “Code” means the United States Internal Revenue Code of 1986, as amended;

“Consideration Shares” means, collectively, the Resulting Issuer Shares and the Restricted Shares, all as more particularly set forth in Schedule “A” hereto;

“Consolidation” means the consolidation of the Acquiror Shares on the basis of 0.875 of a new Acquiror Share for every one existing Acquiror Share;

“Copyright” means all rights, titles, interests and benefits in and to (a) all copyright and neighbouring rights in the Works, (b) all registrations for copyright and neighbouring rights, pending applications for registrations of copyright and neighbouring rights, and rights to file applications for registrations of copyright and neighbouring rights for the Works, and (c) all sui generis rights in the Databases.

“Corporation Board” means the board of directors of the Corporation;

“Corporation Nominee” means each director of the Resulting Issuer who is nominated by the Acquiror, on the recommendation of the Corporation, prior to the completion of the Transaction;

“Corporation Non-Voting Shares” means the class B common non-voting shares in the capital of the Corporation;

“Corporation Shareholder Approval” means the approval by the shareholders of the Corporation of the Corporation Transaction Resolution by unanimous written consent resolution;

“Corporation Shares” means the class A common voting shares in the capital of the Corporation;

“Corporation Transaction Resolution” means the resolution of the Shareholders approving the Transaction;

“Databases” has the meaning set out in the definition of Works.

“Encumbrances” means any and all claims, liens, security interests, mortgages, pledges, preemptive rights, charges, options, equity interests, encumbrances, proxies, voting agreements, voting trusts, leases, tenancies, easements or other interests of any nature or kind whatsoever, howsoever created, but shall not include: (i) an encumbrance for Taxes not yet due and delinquent; (ii) inchoate or statutory encumbrances of contractors, subcontractors, mechanics, workers, suppliers, materialmen, carriers and others in respect of the construction, maintenance, repair or operation of the Assets, provided that such encumbrances are related to obligations not due or delinquent and in respect of which adequate holdbacks are being maintained as required by Applicable Law; and (iii) the right reserved to or vested in any Governmental Entity by any statutory provision or by the terms of any lease, licence, franchise, grant or permit of either Party, to terminate any such lease, licence, franchise, grant or permit, or to require annual or other payments as a condition of their continuance;

“Environmental Laws” means all applicable federal, provincial, state, local and foreign laws, imposing liability or standards of conduct for, or relating to, the regulation of activities, materials, substances or wastes in connection with, or for, or to, the protection of human health, safety, the environment or natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation);

“Environmental Liabilities” means, with respect to any Person, all liabilities, remedial and removal costs, investigation costs, capital costs, operation and maintenance costs, losses, damages, (including punitive damages, property damages, consequential damages and treble damages), costs and expenses, fines, penalties and sanctions incurred as a result of, or related to, any claim, suit, action, administrative order, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law arising under, or related to, any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Substance whether on, at, in, under, from or about or in the vicinity of any real or personal property;

“Environmental Permits” means all permits, licenses, written authorizations, certificates, approvals, program participation requirements, sign-offs or registrations required by or available with or from any Governmental Entity under any Environmental Laws;

“Financial Statements of the Corporation” means the audited financial statements of the Corporation for the fiscal years ended December 31, 2017 and December 31, 2016, consisting of the balance sheet and the income statement, to be prepared in accordance with Applicable Laws and the regulations of the CSE in connection with the listing of the Resulting Issuer Shares and to be filed in the listing statement of the Acqurior on SEDAR in connection with the Transaction;

“Finco” means 10653918 Canada Inc., a company existing under the federal laws of Canada;

“Finco Financing” means, collectively, the Brokered Financing and the Non-Brokered Financing;

“Finco Shares” means common shares in the authorized share capital of Finco;

“Finco Subscription Receipts” means subscription receipts of Finco issued in the Finco Financing at a price of $0.80 per subscription receipt, which will automatically be converted into Finco Units immediately prior to the completion of the Transaction;

“Finco Units” means the units of Finco to be issued on exercise or deemed exercise of the Finco Subscription Receipts, each such unit consisting of one (1) Finco Share and one-half of one Finco Warrant;

“Finco Warrants” means the whole share purchase warrants issued to holders of Finco Subscription Receipts upon satisfaction of certain escrow release conditions, each whole such Finco Warrant entitling the holder thereof to purchase one (1) Finco Share at a price of $1.40 per share for a period of 24 months following the satisfaction of certain escrow release conditions;

“Governmental Entity” means any applicable: (a) multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign; (b) subdivision, agent, commission, board or authority of any of the foregoing; (c) quasi-governmental or private body, including any tribunal, commission, regulatory agency or self-regulatory organization, exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing; or (d) stock exchange, including the CSE;

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous or deleterious substance, or material, including petroleum, polychlorinated biphenyls, asbestos and urea-formaldehyde insulation, and any other material or contaminant regulated or defined under any Environmental Law;

“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board;

“Information Technology” means computer hardware, software in source code and object code form (including documentation, interfaces and development tools), programs, websites for the Corporation, databases, telecommunications equipment and facilities and other information technology systems owned, used or held by the Corporation;

“Intellectual Property” means intellectual property rights, whether registered or not, owned, licensed or used, throughout the world, including:

(c)
inventions, algorithms, methods, procedures, techniques, instructions, guides, manuals, samples, specifications, schematics, invention disclosures, statutory invention registrations, trade secrets and confidential business information, know-how, manufacturing and product processes and techniques, research and development information, records, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether patentable or non-patentable, whether copyrightable or non-copyrightable and whether or not reduced to practice;

(d)
patents, pending patent applications, utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including divisionals, reissues, renewals, reexaminations, continuations, continuations-in-part and extensions);

(e)
trade-marks and service marks, trade dress, trade-names, corporate names, business names, doing business designations, logos, slogans, distinguishing guises, other indicia of origin and all registrations and applications for registration thereof, common law trademarks and service marks and all goodwill associated with the foregoing;

(f)
all rights, titles, interests and benefits in and to the Works, including the Copyright and the moral rights and all waivers of moral rights in the Works;

(g)
all rights, titles, interests and benefits in and to the Know-How;

(h)
industrial designs and all registrations thereof;

(i)
Information Technology and all registrations thereof;

(j)
mask works, semiconductor topologies, integrated circuit topographies and registrations and applications for registration thereof; and

(k)
other proprietary rights relating to any of the foregoing, whether recognized by statutory law or common or civil law (including remedies against infringement thereof and rights of protection of interest therein under Applicable Laws);

(l)
income and proceeds from any of the intellectual property listed in paragraphs (c) to (k) above;

(m)
rights to damages and profits by reason of the infringement of any of the intellectual property described in items (c) to (k) above; and

(n)
goodwill associated with any of the foregoing;

“Know-How” means all know-how, trade secrets, proprietary information, confidential information and information of a sensitive nature used by the Corporation in the Business that have value to the Business or relate to business opportunities for the Corporation, in whatever form communicated, maintained or stored, including (a) all formulae, recipes, algorithms, business methods, technical processes, specifications, manuals, drawings, prototypes, models, corporate plans, management systems and techniques, (b) all information relating to the research, development, manufacture, marketing, sales or post-sales activities of any past, present or future goods or services, including lab journals, notebooks, design documentation, engineering documentation, manufacturing documentation, costing information, advertising plans, pricing information, customer names, customer lists and other details of customers, supplier names, supplier lists and other details of suppliers, sales targets, sales statistics, market share information, market research and survey information;

“Leased Real Property” means lands and/or premises which are used by the Corporation and which are leased, subleased, licensed to or otherwise occupied by the Corporation;

“Letter Agreement” means the letter agreement dated February 13, 2018 between the Acquiror and Corporation, as amended on March 8, 2018;

“Licensed IP” means the Intellectual Property that is necessary and material to the business of the Corporation as presently conducted or as proposed to be conducted and that is owned by any person other than the Corporation;

“Listing Statement” means the listing statement of the Acquiror in accordance with requirements of the CSE in respect of the Transaction;

“Material Adverse Change” means a change with respect to a Person that would have a Material Adverse Effect;

“Material Adverse Effect” means, in respect of any Person, any change, effect, event, circumstance, fact or occurrence that individually or in the aggregate with other such changes, effects, events, circumstances, facts or occurrences, is or would reasonably be expected to be, material and adverse to the business, condition (financial or otherwise), properties, prospects, assets (tangible or intangible), liabilities (including any contingent liabilities), operations or results of operations of that Person and its subsidiaries, taken as a whole, except any change, effect, event, circumstance, fact or occurrence resulting from or relating to: (i) the announcement of the execution of this Agreement or the transactions contemplated hereby; (ii) general political, economic or financial conditions in Canada or the United States of America; (iii) the state of securities or commodity markets in general (provided that it does not have a materially disproportionate effect on that Person relative to comparable cannabis companies); (iv) any natural disaster or the commencement or continuation of any war, armed hostilities or acts of terrorism (provided that it does not have a materially disproportionate effect on that Person relative to comparable cannabis companies); or (v) any decrease in the trading price or any decline in the trading volume of that Person’s common shares (it being understood that the causes underlying such change in trading price or trading volume (other than those in items (i) to (v) above) may be taken into account in determining whether a Material Adverse Effect has occurred);

“Material Contract” is any contract material to the business, prospects or affairs of the Corporation and includes but is not limited to, those Material Contracts listed in Schedule “B” attached hereto;

“Non-Brokered Financing” means the non-brokered financing of Finco Subscription Receipts to be completed prior to the Closing for gross proceeds of up to $5 million; the gross proceeds of which will be placed in escrow and released to Finco, and the Finco Subscription Receipts will automatically be converted into Finco Units, on satisfaction of certain escrow release conditions, and each Finco Share will then be exchanged for one Resulting Issuer Share and each Finco Warrant will then be exchanged for one Resulting Issuer Warrant, respectively, in connection with the Transaction and the Amalgamation;

“Owned Real Property” means real property owned by the Corporation, and real property, other than Leased Real Property, in which the Corporation has an ownership interest;

“Permit” means any license, permit, certificate, consent, order, grant, approval, classification, registration or other authorization of and from any Governmental Entity;

“Person” includes an individual, partnership, association, unincorporated organization, trust and corporation and a natural person acting in such person’s individual capacity or in such person’s capacity as trustee, executor, administrator, agent or other legal representative;

“Personally Identifiable Information” means any information that alone or in combination with other information held by the Corporation can be used to specifically identify a person including but not limited to a natural person’s name, street address, telephone number, e-mail address, photograph, social insurance number, driver’s license number, passport number, credit or debit card number or customer or financial account number or any similar information that is treated as “Personally Identifiable Information” under any Applicable Laws;

“Real Property Leases” means contracts pursuant to which the Corporation uses or occupies the Leased Real Property;

“Release” means any release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Substance in the indoor or outdoor environment, including the movement of Hazardous Substance through or in the air, soil, surface water, groundwater or property;

“Representatives” means, collectively, in respect of a Person, (a) its directors, officers, employees, agents, representatives and any financial advisor, law firm, accounting firm or other professional firm retained to assist the Person in connection with the transactions contemplated in this Agreement, and (b) the Person’s affiliates and subsidiaries and the directors, officers, employees, agents and representatives and advisors thereof;

“Restricted Shares” means the Class A Restricted Voting Shares in the capital of the Resulting Issuer having the terms and conditions in substantially the form set out in Schedule “C” hereto and to be received by the Shareholders as set forth in Schedule “A” hereto;

“Resulting Issuer” means the Acquiror following the Consolidation and the completion of the Transaction, and to be renamed “Planet 13 Holdings Inc.”, or such other name as determined by the directors of the Acquiror;

“Resulting Issuer Shares” means common shares in the capital of the Resulting Issuer;

“Resulting Issuer Warrant” means common share purchase warrants to acquire Resulting Issuer Shares;

“Securities Authorities” means the securities commissions or other securities regulatory authorities in Alberta, British Columbia, Newfoundland and Labrador, Nova Scotia, Ontario, Prince Edward Island, and Quebec, and each of the other provinces and territories of Canada;

“Securities Act” means the Securities Act (Ontario) and the rules, regulations and published policies made thereunder, as now in effect and as they may be promulgated or amended from time to time;

“Securities Laws” means the Securities Act, together with all applicable Canadian provincial securities laws, rules and regulations and published policies thereunder as now in effect and as they may be promulgated or amended from time to time;

“Shareholders” means, collectively, the holders of an aggregate of 25,300,000 Corporation Shares and 49,700,000 Corporation Non-Voting Shares, as listed in Schedule “A”;

“Software” means all computer programs and all updates, upgrades and all versions thereof owned or licensed, by the Corporation and developed, sold, licensed to third parties, marketed or supported by the Corporation in its normal course of business, including but not limited to all computer software code, applications, utilities, development tools, diagnostics, databases and embedded systems, whether in source code, interpreted code or object code form, program files, data files, computer related data, field and data definitions and relationships, data definitions specifications, data models, programs and systems logic, interfaces, program modules, routines, sub-routines, algorithms, program architecture, design concepts, system designs, program structure, sequence and organization, screen displays and report layouts;

“Stock Exchange Listing” means the conditional approval of CSE for the listing of the Consideration Shares on the CSE;

“Tangible Personal Property” means machinery, equipment, furniture, furnishings, office equipment, computer hardware, vehicles and tangible assets owned and currently used by the Corporation, excluding all obsolete and non-functional assets of the Corporation;

“Tax Act” means the Income Tax Act (Canada), as amended from time to time;

“Taxes” in respect of a Party means: any and all taxes, imposts, levies, withholdings, duties, fees, premiums, assessments and other charges of any kind, however denominated and instalments in respect thereof, including any interest, penalties, fines or other additions that have been, are or will become payable in respect thereof, imposed by any Governmental Entity, including for greater certainty all income or profits, taxes (including federal, provincial, state, municipal and territorial income taxes), payroll and employee withholding taxes, employment taxes, unemployment insurance, disability taxes, social insurance taxes, sales and use taxes, ad valorem taxes, excise taxes, goods and services taxes, harmonized sales taxes, franchise taxes, gross receipts taxes, capital taxes, business license taxes, alternative minimum taxes, estimated taxes, abandoned or unclaimed (escheat) taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, severance taxes, workers’ compensation, Canada, United States, Nevada, Ontario, and other government pension plan premiums or contributions and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which such Party or any of its subsidiaries is required to pay, withhold or collect, together with any interest, penalties or other additions to tax that may become payable in respect of such taxes, and any interest in respect of such interest, penalties and additions whether disputed or not;

“Technical Information” means know-how and related technical knowledge owned, used or held by the Corporation, including: (a) trade secrets, confidential information and other proprietary know-how; (b) public information and non-proprietary know-how; (c) information of a scientific, technical, financial or business nature regardless of its form; (d) uniform resource locators, domain names, telephone, telecopy, internet protocol and email addresses, and UPC consumer packaging codes; and (e) documented research, forecasts, studies, marketing plans, budgets, market data, developmental, demonstration or engineering work, information that can be used to define a design or process or procure, produce, support or operate material and equipment, methods of production and procedures, all formulas and designs and drawings, blueprints, patterns, plans, flow charts, parts lists, manuals and records, specifications, and test data;

“Technology” means Intellectual Property, Technical Information and Information Technology;

“Termination Date” has the meaning ascribed to such term in Section 13.1(d) hereof;

“Time of Closing” has the meaning ascribed to such term in Section 2.9 hereof;

“Transaction” means, together with the Amalgamation, the exchange by the Shareholders of the Acquired Corporation Shares for the Consideration Shares as contemplated in Sections 2.1 and 2.3, and the liquidation of Amalco under Section 2.4;

“Transaction Resolutions” has the meaning set out in Section 6.1(a);

“U.S. Securities Act” means the United States Securities Act of 1933, as amended; and

“Works” means all works and subject matter used by the Corporation in the Business, in which copyright, neighbouring rights or moral rights subsist, including (a) all Software, (b) all databases and database layouts (the “Databases”), (c) all documents and other works relating to the Software or the Databases, (d) all other literary, artistic, pictorial, graphic, musical, dramatic and audio-visual works, (e) all performer’s performances, sound recordings, and other neighbouring works, (f) all compilations of the foregoing, and (g) all derivatives, enhancements and modifications of the foregoing.

1.2
Parties

The Corporation, the Acquiror and each person or entity that becomes a party hereto in accordance with the terms hereof are collectively referred to as “Parties” and individually as a “Party”.

1.3
Interpretation Not Affected by Headings

The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the contrary intention appears, references in this Agreement to an Article, Section or Schedule by number or letter or both refer to the Article, Section or Schedule, respectively, bearing that designation in this Agreement.

1.4
Number and Gender

In this Agreement, unless the contrary intention appears, words importing the singular include the plural and vice versa, and words importing gender include all genders.

1.5
Date for Any Action

If the date on or by which any action is required or permitted to be taken hereunder by a Party is not a Business Day, such action shall be required or permitted to be taken on the next succeeding day which is a Business Day.

1.6
Currency

Unless otherwise stated, all references in this Agreement to sums of money are expressed in lawful money of Canada and “$” refers to Canadian dollars.

1.7
Accounting Matters

Unless otherwise stated, all accounting terms used in this Agreement shall have the meanings attributable thereto under IFRS and all determinations of an accounting nature required to be made shall be made in a manner consistent with IFRS consistently applied.

1.8
Knowledge

In this Agreement, references to “the knowledge of the Corporation” means the actual collective knowledge of Robert A. Groesbeck and Larry Scheffler, in their respective capacities as Co-Chief Executive Officers of the Corporation.

In this Agreement, references to “the knowledge of the Acquiror” means the actual knowledge of Lonnie Kirsh in his capacity as President, Chief Executive Officer, and acting Chief Financial Officer of the Acquiror.

1.9
Schedules

The following Schedules are annexed to this Agreement and are incorporated by reference into this Agreement and form a part hereof:

Schedule “A”
Shareholders of the Corporation

Schedule “B”
Material Contracts of the Corporation

Schedule “C”
Restricted Share Terms

Schedule “D”
Consents and Approvals

Schedule “E”
Owned and Leased Real Property

ARTICLE 2
AGREEMENT TO EXCHANGE AND CANCEL

2.1
Subject to the terms and conditions hereof, and immediately after the completion of the Amalgamation, at the Time of Closing, and for greater certainty, concurrently with the closing of the Transaction and the Stock Exchange Listing, the Shareholders shall transfer to the Acquiror, and the Acquiror shall accept from the Shareholders, the Acquired Corporation Shares held by the Shareholders and the Shareholders shall deliver to the Acquiror certificates representing the Acquired Corporation Shares, duly endorsed in blank for transfer, registered in the name of the Acquiror or accompanied by duly executed powers of attorney in respect thereof for the transfer of Acquired Corporation Shares to the Acquiror.

2.2
U.S. Tax Treatment. The parties to this Agreement intend that the Transaction contemplated by this Agreement shall constitute a single integrated transaction which qualifies as tax-deferred exchange pursuant to Section 351 of the Code. In connection with the Transaction and at all times from and after the Closing, the parties agree to treat Resulting Issuer as a United States domestic corporation for U.S. federal income tax purposes pursuant to Section 7874(b) of the Code. No party shall take any action, fail to take any action, cause any action to be taken or cause any action to fail to be taken that could reasonably be expected to prevent: (i) the Transaction from qualifying as a tax-deferred transaction within the meaning of Section 351 of the Code; or (ii) the Resulting Issuer from being treated as a United States domestic corporation for U.S. federal income tax purposes pursuant to Section 7874(b) of the Code. Each party hereto agrees to act in good faith, consistent with the intent of the parties and the intended U.S. federal income tax treatment of the Transaction as set forth in this Section 2.2 and Section 2.3. Notwithstanding the foregoing, none of the Shareholders, the Acquiror, the Corporation nor the Resulting Issuer makes any representation, warranty or covenant to any other party or to any Shareholder equity holder, Acquiror equity holder, Corporation equity holder or Resulting Issuer equity holder (including, without limitation, stock, membership interests, options, warrants, debt instruments or other similar rights or instruments) regarding the U.S. tax treatment of the transactions contemplated by this Agreement.

2.3
The acquisition price (the “Acquisition Price”) for the Acquired Corporation Shares shall be paid and satisfied by the issuance and delivery at the Time of Closing of the Consideration Shares by the Acquiror to the Shareholders in accordance with Schedule “A” hereto, and no other consideration.

2.4
As soon as reasonably practicable following the completion of the Transaction, the Resulting Issuer shall take all such necessary and reasonable steps required to effect a voluntary liquidation of Amalco under the CBCA.

2.5
The Parties acknowledge and agree that the maximum number of Consideration Shares issuable in exchange for the Acquired Corporation Shares pursuant to Section 2.1 shall be approximately 25,300,000 Resulting Issuer Shares and approximately 49,700,000 Restricted Shares. The Consideration Shares to be issued hereunder shall be issued as fully paid and non-assessable shares in the Resulting Issuer, free and clear of any and all Encumbrances.

2.6    The Shareholders acknowledge and agree with the Acquiror that a portion of the Consideration Shares to be issued as part of the Transaction will be subject to escrow requirements of the CSE, resale restrictions under applicable Securities Laws, the securities laws of the United States and/or the policies of the CSE, and that any escrowed Consideration Shares will not be transferable if such Consideration Shares are subject to resale restrictions and CSE escrow requirements, until the Consideration Shares are no longer subject to escrow restrictions and are released from escrow.

2.7    Restricted Share Provisions. The Restricted Shares of the Resulting Issuer shall have the rights, privileges, conditions and restrictions set forth in Schedule “C”.

2.8    The Acquiror does not assume and shall not be liable for any taxes under the Tax Act, the
Code or any other taxes whatsoever which may be or become payable by the Shareholders including, without limiting the generality of the foregoing, any taxes resulting from or arising as a consequence of the sale by the Shareholders to the Acquiror of the Acquired Corporation Shares herein contemplated, and the Shareholders shall indemnify and save harmless the Acquiror from and against all such taxes.

2.9    The Transaction shall be closed (the “Closing”), at the offices of the Corporation’s

Canadian counsel, Cassels Brock & Blackwell LLP, at 8:30 a.m. local time in Toronto, Ontario (the “Time of Closing”) on the day that all conditions contained in this Agreement have been met or waived (the “Closing Date”).

2.10     Any cheque, document, instrument or thing which is to be delivered by any Party hereto at the Closing shall be tabled at a pre-Closing at the place of Closing referred to above by the Party which is to deliver such cheque, document, instrument or thing, and any cheque, document, instrument or thing so tabled by a Party hereto shall be held in escrow by counsel for such Party until the Time of Closing and released from escrow at the Time of Closing provided all cheques, documents, instruments and things which are to be delivered at the Closing are tabled in accordance with this section at the Closing.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE CORPORATION

3.1    The Corporation hereby represents and warrants to the Acquiror as at the date hereof and as at the Closing Date and acknowledges and confirms that the Acquiror is relying upon such representations and warranties in connection with the acquisition by the Acquiror of the Acquired Corporation Shares from the Shareholders as follows:

(a)
Organization and Qualification. The Corporation is a corporation duly incorporated and validly existing under the Applicable Laws of the State of Nevada and has all necessary corporate or legal power and capacity to own its property and assets as now owned and to carry on its business as it is now being conducted. A true and complete copy of the constating documents of the Corporation has been provided to the Acquiror. The Corporation is duly registered, licensed or otherwise authorized and qualified to do business and is in good standing in each jurisdiction in which the character of its properties, owned, leased, licensed or otherwise held, or the nature of its activities, makes such qualification necessary, except where the failure to be so registered or in good standing or to have such permits would not have a Material Adverse Effect on the Corporation.

(b)
Authority Relative to this Agreement. The Corporation has all necessary corporate power, authority and capacity to enter into this Agreement and all other agreements and instruments to be executed by the Corporation as contemplated by this Agreement, and to perform its obligations hereunder and under such agreements and instruments. The execution and delivery of this Agreement by the Corporation and the performance by the Corporation of its obligations under this Agreement have been duly authorized by the Corporation Board in the manner contemplated herein, and subject to providing the Nevada Secretary of State under Chapter 78 of the Nevada Revised Statues any records, information or other documents required by it in connection with the Transaction, no other corporate proceedings on its part are necessary to authorize this Agreement. This Agreement has been duly executed and delivered by the Corporation and constitutes a legal, valid and binding obligation of the Corporation, enforceable against the Corporation in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered.

(c)
No Violation. Neither the authorization, execution and delivery of this Agreement by the Corporation nor the completion of the Transaction, nor the performance of its obligations herein, nor compliance by the Corporation with any of the provisions hereof will:

(i) result in a violation or breach of, constitute a default (or an event which, with notice or lapse of time or both, would become a default), require any consent or approval to be obtained or notice to be given under, or give rise to any third party right of termination, cancellation, suspension, acceleration, penalty or payment obligation or right to acquire or sale under, any provision of:

(A)
its articles, charters or by-laws or other comparable organizational documents;

(B)
any Permit or Material Contract to which the Corporation is a party or to which it, or any of its properties or assets, may be subject or by which it is bound; or

(C)
any laws, regulation, order, judgment or decree applicable to the Corporation or any of its respective properties or assets;

(ii)
give rise to any rights of first refusal or trigger any change in control provisions, rights of first offer or first refusal or any similar provisions or any restrictions or limitation under any note, bond, mortgage, indenture, Material Contract, license, franchise or Permit, except, to the extent that any of the foregoing instruments are material to the Corporation, where waivers to such rights have been obtained by the Corporation;

(iii)
give rise to any termination or acceleration of indebtedness, or cause any third party indebtedness to come due before its stated maturity or cause any available credit to cease to be available;

(iv)
result in the imposition of any Encumbrance upon any of the property or assets of the Corporation or restrict, hinder, impair or limit the ability of the Corporation to conduct the Business which would reasonably be expected to have a Material Adverse Effect on the Corporation; or

(v)
result in any material payment (including retention, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of the Corporation, or increase any benefit payable to such director, officer or employee by the Corporation, or result in the acceleration of the time of payment or vesting of any such benefits.

Capitalization. The authorized share capital of the Corporation consists of 50,000,000 Corporation Shares with a par value of US$0.001 per Corporation Share, and 100,000,000 Corporation Non-Voting Shares with a par value of US$0.001 per Corporation Non-Voting Share, of which a total of 25,300,000 Corporation Shares (and no more) and the 49,700,000 Corporation Non-Voting Shares (and no more) will be will be validly issued and outstanding as fully paid and non-assessable shares in the capital of the Corporation immediately prior to the Time of Closing. As of the date hereof, there are 25,300,000 Corporation Shares and 49,700,000 Corporation Non-Voting Shares issued and outstanding Corporation Shares. There are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) of any character whatsoever requiring or which may require the issuance, sale or transfer by the Corporation of any securities of the Corporation (including Corporation Shares), or any securities or obligations convertible into, or exchangeable or exercisable for, or otherwise evidencing a right or obligation to acquire, any securities of the Corporation (including Corporation Shares), provided, however, there may be options exercisable into Corporation Shares (at an exercise price not less than $0.80 per Corporation Share) and restricted share units of the Corporation outstanding immediately prior to the Closing Date. All outstanding Corporation Shares have been duly authorized and validly issued, are fully paid and non-assessable. All securities of the Corporation (including the Corporation Shares) have been issued in compliance with all Applicable Laws and Securities Laws. There are no securities of the Corporation outstanding which have the right to vote generally (or are convertible into or exchangeable for securities having the right to vote generally) with the Shareholders on any matter. There are no outstanding contractual or other obligations of the Corporation to repurchase, redeem or otherwise acquire any of its securities. There are no outstanding bonds, debentures or other evidences of indebtedness of the Corporation having the right to vote with the holders of the outstanding Corporation Shares on any matters.

(d)
Ownership of Subsidiaries. The Corporation does not beneficially own, or exercise control or direction over, 10% or more of the outstanding voting shares of any company and does not own any securities or, have any interest in any joint venture entity or other Person.

(e)
Non-reporting issuer. The Corporation is not a reporting issuer, as that term is defined by Securities Laws, there is no published market for the Acquired Corporation Shares and the number of holders of common shares in the capital of the Corporation as at the date hereof is not more than 50, exclusive of holders who
(i) are in the employment of the Corporation or an affiliate of the Corporation, or
(ii) were formerly in the employment of the Corporation or in the employment of an entity that was an affiliate of the Corporation at the time of that employment and who while in that employment were, and have continued after that employment to be, security holders of the Corporation.

(f)
Books and Records. The financial books, records and accounts of the Corporation: (i) have been maintained in accordance with Applicable Laws; and (ii) are stated in reasonable detail and accurately and fairly reflect the material transactions, acquisitions and dispositions of the assets of the Corporation.

(g)
Minute Books. The corporate minute books of the Corporation contain resolutions of the Corporation Board and committees thereof, and shareholders or members, as applicable, held according to Applicable Laws and are complete and accurate in all material respects.

(h)
No Proceedings. No proceedings have been taken, instituted or are pending for the dissolution, winding-up or liquidation of the Corporation and no board approvals have been given to commence any such proceedings.

(i)
No Undisclosed Liabilities. At the time of Closing, the Corporation shall have no outstanding indebtedness, liability or obligation (including liabilities or obligations to fund any operations or work, to give any guarantees or for Taxes due), whether accrued, absolute, contingent or otherwise, and are not party to or bound by any suretyship, guarantee, indemnification or assumption agreement, or endorsement of, or any other similar commitment with respect to the obligations, liabilities or indebtedness of any Person which shall not be disclosed or reflected in the Financial Statements of the Corporation, other than those incurred in the ordinary course of business.

(j)
No Material Change. Since March 31, 2018, except as contemplated by this Agreement, or otherwise disclosed to the Acquiror:

(i)
the Corporation has conducted its business only in the ordinary and regular course of business;

(ii)
there has not occurred any event that constituted or with the passage of time would constitute a Material Adverse Effect in respect of the Corporation;

(iii)
other than in the ordinary and regular course of business consistent with past practice, there has not been any incurrence, assumption or guarantee by the Corporation of any debt for borrowed money, any creation or assumption by the Corporation of any Encumbrance or any making by the Corporation of any loan, advance or capital contribution to or investment in any other Person;

(iv)
there has been no dividend or distribution of any kind declared, paid or made by the Corporation on any Corporation Shares;

(v)
the Corporation has not affected or passed any resolution to approve a split, consolidation or reclassification of any of the outstanding Corporation Shares; and

(vi)
there has not been any material increase in or modification of the compensation payable to or to become payable by the Corporation to any of its directors, officers, employees or consultants or any grant to any such director, officer, employee or consultant of any increase in severance or termination pay or any increase or modification of any bonus, pension, insurance or benefit arrangement made to, for or with any of such directors, officers, employees or consultants.

(k)
Litigation. There is no claim, action, suit, grievance, complaint, proceeding or investigation that has been commenced or, to the knowledge of the Corporation, is threatened affecting the Corporation or affecting any of its property or assets at law or in equity before or by any Governmental Entity, including matters arising under Environmental Laws, which, individually or in the aggregate, if determined adversely to the Corporation, as the case may be, has or could reasonably be expected to result in liability to the Corporation. Neither the Corporation nor its respective assets or properties is subject to any outstanding judgment, order, writ, injunction or decree.

(l)
Accuracy of Information. The Corporation has made available to the Acquiror all material information concerning the Corporation, and all such information as made available to the Acquiror is accurate, true and correct in all material respects.

(m)
No Payments. There are no payments required to be made to directors, officers and employees of the Corporation as a result of the Transaction under any contract, settlements, bonus plans, retention agreements, change of control agreements and severance obligations (whether resulting from termination, change of control or alteration of duties).

(n)
Taxes.

(i) Other than [REDACTED – COMMERCIALLY SENSITIVE INFORMATION], the Corporation has filed, caused, or will cause to be filed all returns required to be filed by Applicable Law on or before the Closing Date. All such filed returns are correct and complete in all material respects. Other than described above, the Corporation has timely paid all material Taxes that are due and payable by the Corporation, including all instalments on account of taxes for the current year that are due and payable by the Corporation whether or not assessed (or reassessed) by the appropriate Governmental Entity, and has, as applicable, timely remitted such Taxes to the appropriate Governmental Entity under Applicable Law. There are no Encumbrances for Taxes upon any of the assets or properties of the Corporation.

(ii)
There is no material dispute or claim, including any audit, investigation or examination by any Governmental Entity, actual, pending or, to the knowledge of the Corporation, threatened, concerning any Tax liability of the Corporation, no written notice of such an audit, investigation, examination, material dispute or claim has been received by the Corporation.

(iii)
The Corporation has not requested, or entered into any agreement or other arrangement, or executed any waiver providing for, any extension of time within which:

(A)
the Corporation is required to pay or remit any Taxes or amounts on account of Taxes (which have not since been paid or remitted); or

(B)
any Governmental Entity may assess or collect Taxes for which the Corporation is liable.

(iv) Other than [REDACTED – COMMERCIALLY SENSITIVE INFORMATION], the Corporation has duly and timely deducted, collected or withheld from any amount paid or credited by it to or for the account or benefit of any Person and has duly and timely remitted the same (or is properly holding for such remittance) to the appropriate Governmental Entity all Taxes and amounts it is required by Applicable Law to so deduct or collect and remit. Any outstanding tax liability will be accurately reflected in the audited financial statements of the Corporation for the fiscal years ended December 31, 2016 and 2017, and the Corporation has a plan for payment of all outstanding tax liabilities in place.

(v)
The Corporation has not acquired property or services from, or disposed of property or provided services to, any Person with whom it does not deal at arm’s length for an amount that is other than the fair market value of such property or services.

(vi)
No written claim has ever been made by any Governmental Entity in a jurisdiction where the Corporation does not file returns that the Corporation is or may be subject to Taxes or is required to file returns in that jurisdiction.

(vii)
There are no rulings or closing agreements issued to the Corporation which could affect the Corporation’s liability for Taxes for any taxable period after the Closing Date other than rulings of general application. The Corporation has not requested an advance tax ruling from the Canada Revenue Agency or comparable rulings from other taxing authorities.

(o)
Permits.

(i)
To the knowledge of the Corporation, the Corporation has obtained and is in material compliance with all material Permits required by Applicable Laws, necessary to conduct its Business as now being conducted and as proposed to be conducted in the next 12 month period; and

(ii)
to the knowledge of the Corporation, there are no facts, events or circumstances that would reasonably be expected to result in a failure to obtain or be in material compliance with such material Permits as are necessary to conduct the Business;

(p)
Assets. Except with respect to Technology of which the Corporation is not the sole beneficial and registered owner and leased assets to be described in the Financial Statements of the Corporation, the Corporation is the beneficial owner of its Assets or interests therein, has good and marketable title to all of its Assets, no person has any contract or any right or privilege capable of becoming a right to purchase any personal property from the Corporation, and any and all agreements pursuant to which the Corporation holds any such interest in its Assets are valid and subsisting agreements in full force and effect, enforceable in accordance with their respective terms, and the Corporation is not, and will not be at the Time of Closing, in material default of any of the provisions of any such agreement nor has any default been alleged and, such Assets are in good standing under the applicable statutes, rules, regulations, licenses and permits of the jurisdiction in which they are situated and all leases pursuant to which the Corporation derives its interest in such Assets are in good standing and there has been no default under any of such leases.

(q)
Condition of Certain Assets. To the knowledge of the Corporation, the Tangible Personal Property is in good condition, repair and (where applicable) proper working order, reasonable wear and tear excepted having regard to its use and age, subject to normal maintenance and repair.

(r)
Collectability of Accounts Receivable. To the knowledge of the Corporation and the Shareholders, the Accounts Receivable are good and collectible at the aggregate recorded amounts within one hundred and eighty (180) days from the Closing Date, except to the extent of any reserves and allowances for doubtful accounts provided for such Accounts Receivable to be set out in the Financial Statements of the Corporation, and are not subject to any defence, counterclaim or set off.

(s)
Qualification to do Business. The Corporation is registered, licensed or otherwise qualified to do business under the Applicable Laws of Nevada and neither the character nor the location of the properties and assets owned by the Corporation nor the nature of the Business requires registration, licensing or other qualification under the Applicable Laws of any other jurisdiction, except where the failure to be so registered, licensed or otherwise qualified to do business would not have a Material Adverse Effect on the Corporation.

(t)
Sanctions. neither the Corporation nor, to the knowledge of the Corporation, any director, officer, agent, employee or affiliate of the Corporation, has had any sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department, the Government of Canada or any other relevant sanctions authority (collectively, “Sanctions”) imposed upon such Person, and the Corporation is not in violation of any of the Sanctions or any law or executive order relating thereto, or is conducting business with any person subject to any Sanctions.

(u)
Compliance with Anti-Corruption Laws. The Corporation has not violated the Corruption of Foreign Public Officials Act (Canada) or the U.S. Foreign Corrupt Practices Act, or the anti-corruption laws of any other jurisdiction where the Business is carried on.

(v)
Anti-Money Laundering. The operations of the Corporation are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the United States Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act, and the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any Governmental Entity (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or Governmental Entity or any arbitrator involving the Corporation with respect to the Money Laundering Laws is pending or, to the best knowledge of the Corporation, threatened.

(w)
Intellectual Property.

(i)
to the best of the Corporation’s knowledge, the Corporation owns, or have obtained valid and enforceable licenses for, or other rights to use, the Intellectual Property; the Corporation has no knowledge that the Corporation lacks or will be unable to obtain any rights or licenses to use all Intellectual Property necessary and material for the conduct of the business of the Corporation; to the best of the Corporation’s knowledge, no third parties have rights to any Intellectual Property of the Corporation, except for the ownership rights of the owners of the Licensed IP or except for any licenses of use granted by the Corporation therein; there is no pending or, to the best of the Corporation’s knowledge, threatened action, suit, proceeding or claim by others challenging the validity or enforceability of any Intellectual Property or the Corporation’s rights in or to any Intellectual Property, the Corporation has no knowledge of any facts which form a reasonable basis for any such claim, and to the best of the Corporation’s knowledge, there has been no finding of unenforceability or invalidity of the Intellectual Property; to the best of the Corporation’s knowledge, there is no patent or published patent application that contains claims that interfere with the issued or pending claims of any of the Intellectual Property of the Corporation; and to the best of the Corporation’s knowledge, there is no prior art that necessarily renders any patent application owned by the Corporation unpatentable that has not been disclosed to the US Patent and Trademark Office or any similar office in any other jurisdiction;

(ii)
to the best of the Corporation’s knowledge, other than Licensed IP, the Corporation is the legal and beneficial owners of, have good and marketable title to, and own all right, title and interest in all Intellectual Property free and clear of all Encumbrances or adverse interests whatsoever, covenants, conditions, options to acquire and restrictions or other adverse claims of any kind or nature which could, individually or in the aggregate, have a Material Adverse Effect, and the Corporation has no knowledge of any claim of adverse ownership in respect thereof; other than the Licensed IP, no consent of any person is necessary to make, use, reproduce, license, sell, modify, update, enhance or otherwise exploit any Intellectual Property and none of the Intellectual Property of the Corporation comprises an improvement to Licensed IP that would give any person any rights to any such Intellectual Property, including, without limitation, rights to license any such Intellectual Property;

(iii)
the Corporation has not received any notice or claim (whether written, oral or otherwise) challenging the ownership or right to use of any of the Intellectual Property or suggesting that any other person has any claim of legal or beneficial ownership or other claim or interest with respect thereto, nor is there a reasonable basis for any claim that any person other than the Corporation have any claim of legal or beneficial ownership or other claim or interest in any of the Intellectual Property; and

(iv)
to the best of the Corporation’s knowledge, the conduct of the business of the Corporation (including, without limitation, the sale of their respective services, or the use or other exploitation of the Intellectual Property by the Corporation or any customers, distributors or other licensees thereof) has not infringed, violated, misappropriated or otherwise conflicted with any Intellectual Property right of any person; there is no pending or threatened action, suit, proceeding or claim by others that the Corporation infringes or otherwise violates any Intellectual Property of others, and the Corporation has no knowledge of any facts which form a reasonable basis for any such claim;

(x)
Material Contracts. Each Material Contract of the Corporation is set out in Schedule “B” hereto and is a legal, valid and binding obligation of the Corporation, enforceable against the Corporation in accordance with its terms and neither the Corporation nor any other party to a Material Contract is in default thereunder;

(y)
Owned Real Property. The Owned Real Property is accurately described in Schedule “E” hereto.

(z)
Leased Real Property.

(i)
The Leased Real Property is accurately described in Schedule “E” hereto;

(ii)
Except as described in Schedule “E” hereto, the Real Property Leases have not been altered or amended and are in full force and effect. There are no Contracts between the landlord and tenant, or sub-landlord and subtenant, or other relevant parties relating to the use and occupation of the Leased Real Property, other than as contained in the Real Property Leases; and

(iii)
The Corporation has a good and valid leasehold interest in and to the Leased Real Property of which it is a tenant, free and clear of all Encumbrances.

(aa) Environmental Matters.

(i)
the Corporation has carried on its Business and operations in compliance with all applicable Environmental Laws and all terms and conditions of all Environmental Permits;

(ii)
except in compliance with Applicable Laws, the Corporation has not used any of its property or facilities to generate, manufacture, process, distribute, use, treat, store, dispose of, transport or handle any Hazardous Substance in a manner that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; except in compliance with Applicable Laws, the Corporation has not caused or permitted the release, in any manner whatsoever, of any Hazardous Substances on or from any of its properties or assets or any such release on or from a facility owned or operated by third parties but with respect to which the Corporation is or may reasonably be alleged to have material liability or has received any notice that it is potentially responsible for a federal, state, municipal or local clean-up site or corrective action under any Applicable Laws, statutes, ordinances, bylaws, regulations or any orders, directions or decisions rendered by any ministry, department or administrative regulatory agency relating to the protection of the environment, occupational health and safety or otherwise relating to or dealing with Hazardous Substances in a manner that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;

(iii)
the Corporation has not received any order, request or notice from any Person alleging a material violation of any Environmental Law;

(iv)
the Corporation (i) is not a party to any litigation or administrative proceeding, nor is any litigation or administrative proceeding threatened against it or its property or assets, which in either case (1) asserts or alleges that it violated any Environmental Laws, (2) asserts or alleges that it is required to clean up, remove or take remedial or other response action due to the Release of any Hazardous Substances, or (3) asserts or alleges that it is required to pay all or a portion of the cost of any past, present or future cleanup, removal or remedial or other response action which arises out of or is related to the Release of any Hazardous Substances, and (ii) is not subject to any judgment, decree, order or citation related to or arising out of applicable Environmental Law and has not been named or listed as a potentially responsible party by any Governmental Entity in a matter arising under any Environmental Laws; and

(v)
is not involved in remediation operations and does not know of any facts, circumstances or conditions, including any release of Hazardous

Substance, that would reasonably be expected to result in any Environmental Liabilities.

(bb) Compliance with Laws. The Corporation has complied with and is not in violation of any Applicable Laws, other than non-compliance or violations which would not, individually or in the aggregate, have a Material Adverse Effect on the Corporation, with the exception of any U.S. federal laws, statutes, and/or regulations which deal with the production, trafficking, distribution, processing, extraction or sale of cannabis and related substances, and it has not received any written notices or other correspondence from any Governmental Entity regarding any circumstances that have existed or currently exist which would lead to a loss, suspension, or modification of, or a refusal to issue, any material license, permit, authorization, approval, registration or consent of a Governmental Entity relating to its activities which would reasonably be expected to restrict, curtail, limit or adversely affect the ability of the Corporation to operate its Business in a manner proposed and which would have a Material Adverse Effect on the Corporation.

(cc) Employment Matters.

(i)
Other than with respect to a written employment agreement between the Corporation and Christopher Brian Wren, Vice-President of Operations of the Corporation, and a written employment agreement between the Corporation and Tanya Lupien, Vice-President of Sales of the Corporation, the Corporation is not:

(A)
a party to any written or oral agreement, arrangement, plan, obligation, policy or understanding providing for severance or termination payments to, or any employment or consulting agreement with, any director or officer of the Corporation;

(B)
a party to any collective bargaining agreement nor, to the knowledge of the Corporation, subject to any application for certification or threatened or apparent union-organizing campaigns for employees not covered under a collective bargaining agreement nor are there any current, or to the knowledge of the Corporation, pending or threatened strikes or lockouts at the Corporation; and

(C)
subject to any claim for wrongful dismissal, constructive dismissal or any other tort claim, actual or, to the knowledge of the Corporation, threatened, or any litigation, actual or, to the knowledge of the Corporation, threatened, relating to its employees or independent contractors (including any termination of such individuals).

(ii)
The Corporation has been and is now in compliance, in all material respects, with all Applicable Laws with respect to employment and labour and there are no current, or, to the knowledge of the Corporation, pending or threatened proceedings before any Governmental Entity with respect to any of the areas listed herein.

(iii)
Other than performance related employee bonus plans, employee healthcare benefits, 401k matching contributions and an employee group insurance plan, the Corporation has not and is not subject to any present or future obligation or liability under, any pension plan, deferred compensation plan, retirement income plan, stock option or stock purchase plan, profit sharing plan, program policy or practice, formal or informal, with respect to its employees.

(dd) Related Party Transactions. With the exception of any contracts related to loans with officers and/or directors of the Corporation, bonus payments paid or payable to certain employees, senior executive officers or directors of the Corporation, or as otherwise disclosed to the Acquiror, there are no contracts or other transactions currently in place between the Corporation, and: (i) any officer or director of the Corporation; (ii) any holder of record or, to the knowledge of the Corporation, beneficial owner of 10% or more of the Corporation Shares; and (iii) any affiliate or associate of any such, officer, director, holder of record or beneficial owner, on the other hand.

(ee) Expropriation. No part of the property or assets of the Corporation has been taken, condemned or expropriated by any Governmental Entity nor has any written notice or proceeding in respect thereof been given or commenced nor does the Corporation know of any intent or proposal to give such notice or commence any such proceedings.

(ff)  Rights of Other Persons. Except in respect of the Acquiror’s interest in the Property, no Person has any right of first refusal or option to acquire or any other right of participation in any of the properties or assets owned by the Corporation or any part thereof.

(gg) Restrictions on Business Activities. There is no arbitral award, judgment, injunction, constitutional ruling, order or decree binding upon the Corporation that has or could reasonably be expected to have the effect of prohibiting, restricting, or impairing any business practice of the Corporation, any acquisition or disposition of property by the Corporation, or the conduct of the business by the Corporation as currently conducted or as proposed, which could reasonably be expected to have a Material Adverse Effect on the Corporation.

(hh) Directors and Officers of a Reporting Issuer. The Corporation is not aware of any of the directors or officers of the Corporation receiving any objection from securities regulatory authorities to their serving in capacities as directors or officers of a reporting issuer in any jurisdiction of Canada.

(ii)
No Violations. No filing or registration with, or authorization, consent or approval of any domestic or foreign public body or authority is necessary by the Corporation in connection with the consummation of the Transaction, except for such filings or registrations which, if not made, or for such authorizations, consents or approvals, which, if not received, would not have any Material Adverse Effect on the ability of Corporation to consummate the transactions contemplated by this Agreement or any other agreement in connection with the Transaction, or operate its business in the ordinary course following the completion of the Transaction.

(jj)
Authorizations and Consents.

(i)
Except for the approval of the CSE contemplated in Section 7.1(a), the approval of the shareholders of the Corporation contemplated in Section 7.1(d), and the approval of the Nevada Department of Taxation contemplated in Section 7.1(e), no Authorization or declaration or filing with any Governmental Entity on the part of the Corporation is required for the valid execution, delivery and performance of its obligations under this Agreement or the completion of the Transaction pursuant to this Agreement.

(ii)
Except as set forth in Schedule “D”, no consent, approval or waiver is required pursuant to the terms of any Material Contract, agreement or instrument to which the Corporation is a party for the valid execution, delivery and performance of its obligations under this Agreement or the completion of the Transaction pursuant to this Agreement.

(kk)        Fees. Other than the agents to the Brokered Financing, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Corporation.

(ll)
Benefits. Except as disclosed to the Acqurior in writing, there are no plans for retirement, bonus, stock purchase, profit sharing, stock option, deferred compensation, severance or termination pay, insurance, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, legal benefits, unemployment benefits, vacation, incentive or otherwise contributed to or required to be contributed to, by the Corporation for the benefit of any current or former director, officer, employee or consultant of the Corporation;.

(mm) Royalty Interests. no director, officer, consultant, insider or other non-arm’s length party to the Corporation (or any associate or affiliate thereof) has any right, title or interest in (or the right to acquire any right, title or interest in) any royalty interest, carried interest, participation interest or any other interest whatsoever which are based on revenue from or otherwise in respect of any assets of the Corporation.

(nn) Escrow Release Conditions. To the knowledge of the Corporation, no event has occurred which is reasonably likely to prevent the escrow release conditions in connection with the Finco Subscription Receipts from being satisfied on or before the escrow release deadline relating to the Finco Subscription Receipts.

(oo) Insurance. As of the date hereof, the Corporation has all insurance maintained by the Corporation in full force and effect and in good standing and is in amounts and in respect of such risks as are normal and usual for companies of similar size and customary in the businesses in which the Corporation is engaged.

(pp) Listing Statement. The description of the Corporation to be contained in the listing statement of the Acqurior prepared in accordance with the regulations of the CSE in connection with the listing of the Resulting Issuer Shares shall not, at the time of filing thereof on SEDAR, fail to be true and correct in any material respect or contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(qq) Data Provided. To the knowledge of the Corporation, any confidential information provided by or on behalf of the Corporation to the Acquiror and its Representatives is true and accurate in all material respects as of the respective dates of such confidential information.

(rr)  Licenced Cannabis Company. The Corporation is a licenced producer in the medical and recreational cannabis industry in the State of Nevada, under Applicable Laws in the State of Nevada, authorizing the Corporation to, among other things, grow, produce, sell, possess, process, ship, transport, deliver and destroy cannabis, dried cannabis and cannabis oil in the State of Nevada, and all operations of the Corporation have been and continue to be conducted in compliance with all Applicable Laws in the State of Nevada.

(ss)  Cannabis-related Matters.

(i)
To the knowledge of the Corporation, there is no legislation, or proposed legislation to be published by a legislative body, which it anticipates will materially and adversely affect the business, affairs, operations, assets, liabilities (contingent or otherwise) or prospects of the Corporation, with the exception of any U.S. federal laws, statutes, and/or regulations which deal with the production, trafficking, distribution, processing, extraction, or sale of cannabis and related substances.

(ii)The execution and delivery of this Agreement and the performance of the transactions contemplated hereby do not and will not result in a breach of, and do not create a state of facts which, after notice or lapse of time or both, will result in a breach of Nevada state law related to cannabis nor the licenses, permits, authorizations, certifications or consents issued to the Corporation by any Nevada state or local governmental authority.

(tt) Compliance with Healthcare Laws. The Corporation: (A) is and at all times has been in compliance in all material respects with all applicable statutes, rules, regulations, ordinances, orders, by-laws, decrees and guidances applicable to it under any Applicable Laws relating in whole or in part to health and safety and/or the environment, any implementing regulations pursuant to any of the foregoing, and all similar or related federal, state, provincial or local healthcare statutes, regulations and directives applicable to the business of the Corporation, including but not limited to Applicable Laws concerning fee-splitting, kickbacks, corporate practice of medicine, disclosure of ownership, related party requirements, survey, certification, licensing, civil monetary penalties, self-referrals, or laws concerning the privacy and/or security of personal health information and breach notification requirements concerning personal health information (collectively, “Applicable Healthcare Laws”); (B) has not received any correspondence or notice from any Governmental Entity alleging or asserting material noncompliance with any Applicable Healthcare Laws or any Permits required by any such Applicable Healthcare Laws; (C) has not received notice of any pending or threatened claim, suit, proceeding, charge, hearing, enforcement, audit, inspection, investigation, arbitration or other action from any Governmental Entity or third party alleging that any operation or activity of the Corporation, or any of their directors, officers and/or employees is in material violation of any Applicable Healthcare Laws or Permit required by any such Applicable Healthcare Laws, and the Corporation does not have any knowledge or reason to believe that any such Governmental Entity or third party is considering or would have reasonable grounds to consider any such claim, suit, proceeding, charge, hearing, enforcement, audit, inspection, investigation, arbitration or other action; and (D) either directly has, or indirectly on its behalf has, filed, declared, obtained, maintained or submitted all reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by any Applicable Healthcare Laws or Governmental Entity required by any such Applicable Healthcare Laws in order to keep all Permits in good standing, valid and in full force (except where the failure to so file, declare, obtain, maintain or submit would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Corporation), and all such reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments were complete and correct in all material respects on the date filed (or were corrected or supplemented by a subsequent submission).

(uu) Regulatory Proceedings. Except for ordinary course inquiries by any Governmental Entity, no Governmental Entity is presently alleging or asserting, or, to the

Corporation’s knowledge, threatening to allege or assert, noncompliance with any applicable legal requirement or registration in respect of the Corporation’s products.

(vv) Products. The Corporation’s products are currently processed, manufactured, tested, packaged and labeled at facilities which are in compliance with good production practices prescribed by Applicable Laws and such other regulatory requirements applicable to the Corporation’s products.

(ww) Protection of Personal Information. The Corporation has security measures and safeguards in place to protect Personally Identifiable Information it collects from customers and other parties from illegal or unauthorized access or use by its personnel or third parties or access or use by its personnel or third parties in a manner that violates the privacy rights of third parties. The Corporation has complied in all material respects with all Applicable Laws relating to privacy and consumer protection and neither has collected, received, stored, disclosed, transferred, used, misused or permitted unauthorized access to any information protected by Applicable Laws related to privacy, whether collected directly or from third parties, in an unlawful manner. The Corporation has taken all reasonable steps to protect Personally Identifiable Information against loss or theft and against unauthorized access, copying, use, modification, disclosure or other misuse.

(xx) Investor Presentation. The information and statements contained in the investor presentation dated February 2018 (the “Investor Presentation”) as prepared by the Corporation, and this Agreement, with respect to the Corporation are true and correct and do not (i) contain any untrue statement of a material fact in respect of the Corporation or the affairs, prospects, operations or condition of the Corporation, or any of its assets; or (ii) to the knowledge of the Corporation, omit any statement of a material fact necessary in order to make the statements in respect of the Corporation, the affairs, prospects, operations or condition of the Corporation or its assets contained herein or therein not misleading. There is no fact known to the Corporation which materially and adversely affects the affairs, prospects, operations or condition of the Corporation or any of its assets which has not been set forth in this Agreement. All forward-looking information and statements of the Corporation contained in the Investor Presentation and the assumptions underlying such information and statements, subject to any qualifications contained therein, are to the knowledge of the Corporation, reasonable in the circumstances as at the date on which such assumptions were made.

3.2 The representations and warranties of the Corporation contained in this Agreement shall survive the execution and delivery of this Agreement and shall expire and be terminated on the earlier of the Time of Closing and the date on which this Agreement is terminated in accordance with its terms. Any investigation by the Acquiror and its Representatives shall not mitigate, diminish or affect the representations and warranties of the Corporation pursuant to this Agreement.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

4.1 Each of the Shareholders hereby severally represents and warrants to the Acquiror and acknowledges and confirms that the Acquiror is relying upon such Shareholders’ representations and warranties in connection with the purchase by the Acquiror of the Acquired Corporation Shares to be transferred by the Shareholders to the Acquiror pursuant to Section 2.1 of this Agreement and in connection with the issuance of the Consideration Shares:

(a)
neither the execution and delivery of this Agreement, or any other agreements and instruments executed in connection with the Transaction by the Shareholder nor the performance by the Shareholder of its obligations hereunder and thereunder will conflict with or result in:

(i)
a violation, contravention or breach by the Shareholder of any of the terms, conditions or provisions of any agreement or instrument to which such the Shareholder is a party, or by which the Shareholder is bound or constitute a default by the Shareholder thereunder, or, to the knowledge of the Shareholder, after due inquiry, under any statute, regulation, judgment, decree or law by which the Shareholder is subject or bound, or result in the creation or imposition of any mortgage, lien, charge or Encumbrance of any nature whatsoever upon any of the Shareholder’s Acquired Corporation Shares; or

(ii)
a violation by the Shareholder of any law or regulation or any applicable order of any court, arbitrator or governmental authority having jurisdiction over the Shareholder, or require the Shareholder, prior to the Closing or as a condition precedent thereof, to make any governmental or regulatory filings, obtain any consent, authorization, approval, clearance or other action by any Person, or await the expiration of any applicable waiting period;

(b)
no Person has any agreement or option or any right or privilege (whether pre-emptive or contractual) capable of becoming an agreement or option for the acquisition from the Shareholder of any of the Shareholder’s Acquired Corporation Shares;

(c)
the Shareholder has all necessary power, authority and capacity to enter into theAgreement, and all other agreements and instruments to be executed by it as contemplated by the Agreement and to carry out its obligations under the Agreement, and such other agreements and instruments;

(d)
the execution and delivery of the Agreement, and such other agreements and instruments and the consummation of the Transaction have been duly authorized by all necessary corporate action on the part of the Shareholder as may be required;

(e)
the Agreement constitutes a valid and binding obligation of the Shareholderenforceable against the undersigned in accordance with its terms subject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought;

(f)
the Shareholder is the registered and legal beneficial owner of its Acquired Corporation Shares as set forth in Schedule “A” to the Agreement and identified on the signature page hereto and has good and valid title thereto free and clear of any Encumbrances;

(g)
the Shareholder has the exclusive right and full power to transfer its Acquired Corporation Shares to the Acquiror as contemplated in the Agreement free and clear of any Encumbrances;

(h)
there is not pending or, to the knowledge of the Shareholder, after due inquiry, threatened or contemplated, any suit, action, legal proceeding, litigation or governmental investigation of any sort which would:

(i)           in any manner restrain or prevent the Shareholder from effectually or legally transferring its Acquired Corporation Shares to the Acquiror in accordance with the Agreement;

(ii)
cause any Encumbrance to be attached to its Acquired Corporation Shares;

(iii)
divest title to its Acquired Corporation Shares; or

(iv)
make the Acquiror or the Corporation liable for damages in connection with the Transaction;

(i)
to the knowledge of the undersigned, after due inquiry, there is not pending, threatened or contemplated, any suit, action, legal proceeding, litigation or governmental investigation of any sort relating to the Shareholder, its Acquired Corporation Shares or the Transaction, nor is there any present state of facts or circumstances which can be reasonably anticipated to be a basis for any such suit, action, legal proceeding, litigation or governmental investigation nor is there presently outstanding against the Shareholder, any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality, or arbitrator;

(j)
the Shareholder has not entered into any agreement that would entitle any person to any valid claim against the Acquiror for a broker’s commission, finder’s fee, or any like payment in respect of the acquisition and sale of the Acquired Corporation Shares or any other matters contemplated by the Agreement, and in the event that any Person acting or purporting to act for the undersigned establishes a claim for any fee from the Acquiror, the Shareholder severally covenants to indemnify and hold harmless the Acquiror with respect thereto and with respect to all costs reasonably incurred in the defence thereof;

(k)
the Shareholder has had the opportunity to ask questions of and receive answers from the Acquiror regarding the acquisition of the Consideration Shares, and has received all the information regarding Acquiror that it has requested;

(l)
the Shareholder acknowledges that the Consideration Shares are highly speculative in nature and that the Shareholder has such sophistication and experience in business and financial matters as to be capable of evaluating the merits and risks of the investment. In connection with the delivery of the Consideration Shares, the Shareholder has not relied upon the Acquiror for investment, legal or tax advice, or other professional advice, and has in all cases sought or elected not to seek the advice of his own personal investment advisers, legal counsel and tax advisers. The Shareholder is able, without impairing his financial condition, to bear the economic risk of, and withstand a complete loss of the investment and he can otherwise be reasonably assumed to have the capacity to protect his own interests in connection with its investment in the Consideration Shares;

(m)
the Shareholder acknowledges that the Consideration Shares have not been and will not be registered under the U.S. Securities Act or applicable state securities laws, and the Consideration Shares are being offered and sold to the Shareholder in reliance upon Rule 506(b) of Regulation D and/or Section 4(a)(2) under the U.S. Securities Act;

(n)
the Shareholder is an “accredited investor” as defined in Rule 501(a) of Regulation D under the U.S. Securities Act;

(o)
the Shareholder acknowledges that it is not acquiring the Consideration Shares as a result of “general solicitation” or “general advertising” (as such terms are used in Regulation D under the U.S. Securities Act), including without limitation, advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or on the internet, or broadcast over radio or television or on the internet, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising;

(p)
the Shareholder acknowledges that the Consideration Shares are “restricted securities”, as such term is defined under Rule 144 of the Securities Act, and may not be offered, sold, pledged, or otherwise transferred, directly or indirectly, without prior registration under the U.S. Securities Act and applicable state securities laws, or pursuant to an exemption from the registration requirements of the U.S. Securities Act;

(q)
the Shareholder understands that upon the issuance thereof, and until such time as the same is no longer required under the applicable requirements of the U.S. Securities Act or applicable U.S. state laws and regulations, the certificates representing the Consideration Shares will bear a legend in substantially the following form:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”). THESE SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO THE CORPORATION, (B) OUTSIDE THE UNITED STATES IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT, (C) IN COMPLIANCE WITH THE EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER THE U.S. SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER, IF AVAILABLE, AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, OR (D) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE U.S. SECURITIES ACT OR ANY APPLICABLE STATE LAWS, AND THE HOLDER HAS, PRIOR TO SUCH SALE, FURNISHED TO THE CORPORATION AN OPINION OF COUNSEL OR OTHER EVIDENCE OF EXEMPTION, IN EITHER CASE REASONABLY SATISFACTORY TO THE CORPORATION. DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON STOCK EXCHANGES IN CANADA.”,

provided, that if the Consideration Shares are being sold under clause (B) above, the legend set forth above may be removed by providing a declaration to Acquiror’s registrar and transfer agent in such form as the Resulting Issuer or its registrar and transfer agent may prescribe from time to time, to the effect that the sale of the securities is being made in compliance with Rule 904 of Regulation S under the U.S. Securities Act;

provided further that if the Consideration Shares are being sold under clauses (C) and (D) above, the legend may be removed by delivery to the Resulting Issuer and its transfer agent of an opinion of counsel of recognized standing in form and substance reasonably satisfactory to the Resulting Issuer to the effect that the legend is no longer required under applicable requirements of the U.S. Securities Act;

(r)
none of the foregoing representations and warranties knowingly contains any untrue statement of material fact or knowingly omits to state any material fact necessary to make any such covenant, warranty or representation not misleading to a prospective acquiror seeking full information as to the Acquired Corporation Shares; and

(s)        to the knowledge of the Shareholder, none of the representations and warranties made by the Corporation in Section 3.1 of this Agreement is untrue or inaccurate in any material respect.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR

5.1The Acquiror represents and warrants to the Shareholders and the Corporation as follows  as at the date hereof and as at the Closing Date and acknowledges that the Shareholders and the Corporation are relying upon such representations and warranties in connection with the sale by the Shareholders and the Corporation of the Acquired Corporation Shares:

(a)
Authority Relative to this Agreement. The Acquiror has all necessary corporate power, authority and capacity to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Acquiror and the performance by the Acquiror of its obligations hereunder have been duly authorized by its board of directors and no other corporate proceedings on its part are necessary to authorize this Agreement or the Transaction. This Agreement has been duly executed and delivered by the Acquiror and constitutes a legal, valid and binding obligation of the Acquiror, enforceable against the Acquiror in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered.

(b)
Organization and Qualification. The Acquiror is a corporation duly incorporated and validly existing under the federal laws of the Canada and has all necessary corporate or legal power and capacity to own its property and assets as now owned and to carry on its business as it is now being conducted. The Acquiror (a) has all Permits necessary to conduct its business substantially as now conducted, and (b) is duly registered, licensed or otherwise authorized and qualified to do business and each is in good standing in each jurisdiction in which the character of its properties, owned, leased, licensed or otherwise held, or the nature of its activities makes such qualification necessary, except where the failure to be so registered or in good standing or to have such Permits would not have a Material Adverse Effect on the Acquiror.

(c)
Ordinary Course. Since October 18, 2010, the Acquiror has carried on no business other than activities as a venture capital company seeking assets or businesses with good growth potential to merge with or acquire.

(d)
No Material Change. Since December 31, 2017, except as disclosed in the Acquiror Public Disclosure Record:

                        (i)        other than as described in Section 5.1(c) hereof, the Acquiror has not carried on any business;

(ii)
there has not occurred any event that constituted or with the passage of time would constitute a Material Adverse Effect in respect of the Acquiror;

(iii)
the Acquiror has not effected or passed any resolution to approve a split, consolidation or reclassification of any of the outstanding Acquiror Shares;

(iv)
the Acquiror has not effected any material change in its accounting methods, principles or practices;

(v)
there has been no dividend or distribution of any kind declared, paid or made by the Acquiror on any the Acquiror Shares;

(vi)
there has not occurred any event that constituted or with the passage of time would constitute a Material Adverse Effect in respect of the Acquiror and its subsidiaries taken as a whole;

(vii)
the business and property of the Acquiror conform in all material respects to the description thereof contained in the Acquiror Public Disclosure Record;

(viii)
other than in the ordinary and regular course of business consistent with past practice, there has not been any incurrence, assumption or guarantee by the Acquiror of any debt for borrowed money, any creation or assumption by the Acquiror of any Encumbrance or any making by the Acquiror or any of its subsidiaries of any loan, advance or capital contribution to, or investment in, any other Person.

(e)
No Violations. Neither the authorization, execution and delivery of this Agreement by the Acquiror nor the completion of the transactions contemplated by the Agreement or the Transaction, nor the performance of its obligations thereunder, nor compliance by the Acquiror with any of the provisions hereof will:

(i)
result in a violation or breach of, constitute a default (or an event which, with notice or lapse of time or both, would become a default), require any consent or approval to be obtained or notice to be given under, or give rise to any third party right of termination, cancellation, suspension, acceleration, penalty or payment obligation or right to acquire or sale under, any provision of: (A) the notice of articles, articles of incorporation, or other constating documents of the Acquiror or any of its subsidiaries, (B) any Permit or material contract to which the Acquiror or any of its subsidiaries is a party or to which any of them, or any of their respective properties or assets, may be subject or by which the Acquiror or any of its subsidiaries is bound, or (C) any law, regulation, order, judgment or decree applicable to the Acquiror or any of its subsidiaries or any of their respective properties or assets.

(ii)
give rise to any rights of first refusal or trigger any change in control provisions, rights of first offer or first refusal or any similar provisions or any restrictions or limitation under any note, bond, mortgage, indenture, material contract, license, franchise or Permit to which the Acquiror or any of its subsidiaries is a party;

(iii)
give rise to any termination or acceleration of indebtedness, or cause any third party indebtedness to come due before its stated maturity or cause any available credit to cease to be available; or

(iv)
result in the imposition of any Encumbrance upon any of the property or assets of the Acquiror or any of its subsidiaries or restrict, hinder, impair or limit the ability of the Acquiror or any of its subsidiaries to conduct the business of the Acquiror or such subsidiary as and where it is now being conducted which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Acquiror.

No consents, approvals and notices required from any third party under any material contracts of the Acquiror or any of its subsidiaries in order for the Acquiror to proceed with the execution and delivery of this Agreement and the completion of the Transaction.

(f)
Capitalization. The authorized share capital of the Acquiror consists of an unlimited number of Acquiror Shares. As at the date hereof, 5,000,000 Acquiror Shares were issued and outstanding, and an aggregate of 1,000,000 Acquiror Shares are issuable upon the exercise of the Acquiror Special Warrants, and, except for such Acquiror Special Warrants, as of the date hereof, there are no options, warrants, conversion privileges or other rights, shareholder rights plans, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) of any character whatsoever requiring or which may require the issuance, sale or transfer by the Acquiror of any securities of the Acquiror (including the Acquiror Shares), or any securities or obligations convertible into, or exchangeable or exercisable for, or otherwise evidencing a right or obligation to acquire, any securities of the Acquiror (including the Acquiror Shares) or subsidiaries of the Acquiror. All outstanding Acquiror Shares have been duly authorized and validly issued, are fully paid and non-assessable, and all the Acquiror Shares issuable upon the exercise of the Acquiror Special Warrants in accordance with their respective terms have been duly authorized and, upon issuance, will be validly issued as fully paid and non-assessable, and are not and will not be subject to, or issued in violation of, any pre-emptive rights.

(g)
Reporting Status and Securities Laws Matters. The Acquiror is a “reporting issuer” and not on the list of reporting issuers in default under applicable Canadian provincial Securities Laws applicable in the Provinces of Alberta, Ontario, Quebec, Nova Scotia, Prince Edward Island, and Newfoundland and Labrador. The Acquiror Shares are not listed on any stock exchange.

(h)
Public Filings. Since October 18, 2010, the Acquiror has filed all documents required to be filed by it in accordance with applicable Securities Laws with the Securities Authorities to maintain the Acquiror’s status as a reporting issuer not on the list of reporting issuers in default under applicable Canadian provincial Securities Laws in the Provinces of Alberta, Ontario, Quebec, Prince Edward Island, Nova Scotia, and Newfoundland and Labrador. All such documents and information comprising the Acquiror Public Disclosure Record, as of their respective dates (and the dates of any amendments thereto), (1) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, and (2) complied in all material respects with the requirements of applicable Securities Laws, and any amendments to the Acquiror Public Disclosure Record required to be made have been filed on a timely basis with the Securities Authorities. The Acquiror has not filed any confidential material change report with any Securities Authorities that at the date of this Agreement remains confidential. There has been no change in a material fact or a material change (as those terms are defined under the Securities Act) in any of the information contained in the Acquiror Public Disclosure Record, except for changes in material facts or material changes that are reflected in a subsequently filed document included in the Acquiror Public Disclosure Record.

(i)
The Acquiror Financial Statements. The Acquiror’s audited financial statements as at and for the years ended June 30, 2016 and 2017 (including the notes thereto and related management’s discussion and analysis (the “Acquiror MD&A”) and the Acquiror’s unaudited condensed interim financial statements as at and for the six month period ended December 31, 2017 (collectively, the “Acquiror Financial Statements”) were prepared in accordance with IFRS, respectively, consistently applied (except as otherwise indicated in such financial statements and the notes thereto or in the related report of the Acquiror’s independent auditors) and present fairly in all material respects the financial condition, results of operations and changes in financial position of the Acquiror as of the dates thereof and for the periods indicated therein and reflect reserves required by IFRS, as applicable, in respect of all material contingent liabilities, if any, of the Acquiror.

(j)
No Undisclosed Liabilities. The Acquiror has no outstanding indebtedness, liability or obligation (including liabilities or obligations to fund any operations or work or exploration program, to give any guarantees or for Taxes), whether accrued, absolute, contingent or otherwise, and are not party to or bound by any suretyship, guarantee, indemnification or assumption agreement, or endorsement of, or any other similar commitment with respect to the obligations, liabilities or indebtedness of any Person, other than those specifically disclosed in the Acquiror Public Disclosure Record filed prior to the date of this Agreement, specifically identified in the Acquiror Financial Statements, or incurred in connection with the transactions contemplated herein or maintaining the Acquiror’s status as a reporting issuer not on the list of reporting issuers in default under applicable Canadian provincial Securities Laws applicable in the Provinces of Alberta, Ontario, Quebec, Prince Edward Island, Nova Scotia, and Newfoundland and Labrador.

(k)
Litigation. There is no claim, action, suit, grievance, complaint, proceeding or investigation that has been commenced or, to the knowledge of the Acquiror, is threatened affecting the Acquiror or affecting any of its property or assets at law or in equity before or by any Governmental Entity, including matters arising under Environmental Laws, which, individually or in the aggregate, if determined adversely to the Acquiror, as the case may be, has or could reasonably be expected to result in liability to the Acquiror. Neither the Acquiror nor its respective assets or properties is subject to any outstanding judgment, order, writ, injunction or decree.

(l)
Taxes.

(i)
Since October 18, 2010, the Acquiror has filed or caused or will cause to be filed all returns required to be filed by Applicable Law on or before the Closing Date. All such returns are correct and complete in all material respects. The Acquiror has timely paid all material Taxes that are due and payable by the Acquiror, including all instalments on account of taxes for the current year that are due and payable by the Acquiror whether or not assessed (or reassessed) by the appropriate Governmental Entity, and has, as applicable, timely remitted such Taxes to the appropriate Governmental Entity under Applicable Law. There are no Encumbrances for Taxes upon any of the assets or properties of the Acquiror.

(ii)
There is no material dispute or claim, including any audit, investigation or examination by any Governmental Entity, actual, pending or, to the knowledge of the Acquiror, threatened, concerning any Tax liability of the Acquiror, no written notice of such an audit, investigation, examination, material dispute or claim has been received by the Acquiror.

(iii)
The Acquiror has not requested, or entered into any agreement or other arrangement, or executed any waiver providing for, any extension of time within which:

(A)
to file any return (which has not since been filed) in respect of any Taxes for which the Acquiror is or may be liable;

(B)
to file any elections, designations or similar filings relating to Taxes (which have not since been filed) for which the Acquiror is or may be liable;

(C)
the Acquiror is required to pay or remit any Taxes or amounts on account of Taxes (which have not since been paid or remitted); or

(D)
any Governmental Entity may assess or collect Taxes for which the Acquiror is liable.

(iv)
Since October 18, 2010, the Acquiror has duly and timely deducted, collected or withheld from any amount paid or credited by it to or for the account or benefit of any Person and has duly and timely remitted the same (or is properly holding for such remittance) to the appropriate Governmental Entity all Taxes and amounts it is required by Applicable Law to so deduct or collect and remit.

(v)
Since October 18, 2010, the Acquiror has not acquired property or services from, or disposed of property or provided services to, any Person with whom it does not deal at arm’s length, within the meaning of the Tax Act, for an amount that is other than the fair market value of such property or services.

(vi)
Since October 18, 2010, for all transactions between the Acquiror and any Person who is not resident in Canada for purposes of the Tax Act with whom the Acquiror was not dealing at arm’s length for purposes of the Tax Act, the Acquiror has made or obtained records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the Tax Act.

(vii)
Since October 18, 2010, no claim has been made by any Governmental Entity in a jurisdiction where the Acquiror does not file returns that the Acquiror is or may be subject to Taxes or is required to file returns in that jurisdiction.

(viii)
There are no rulings or closing agreements relating to the Acquiror which could affect the Acquiror’s liability for Taxes for any taxable period after the Closing Date. The Acquiror has not requested an advance tax ruling from the Canada Revenue Agency or comparable rulings from other taxing authorities.

(m)
Issuance of the Acquiror Shares. The Consideration Shares will, when issued pursuant to the Transaction, be duly and validly issued as fully paid and non-assessable shares in the capital of the Acquiror.

(n)
Expropriation. No part of the property or assets of the Acquiror or any of its material subsidiaries has been taken, condemned or expropriated by any Governmental Entity nor has any written notice or proceeding in respect thereof been given or commenced nor does the Acquiror or any of its material subsidiaries know of any intent or proposal to give such notice or commence any such proceedings.

(o)
Rights of Other Persons. No Person has any right of first refusal or option to acquire or any other right of participation in any of the material properties or assets owned by the Acquiror, or any part thereof, except as disclosed in the Acquiror Financial Statements.

(p)
Compliance with Laws. The Acquiror has complied with and is not in violation of any Applicable Laws, other than non-compliance or violations which would not, individually or in the aggregate, have a Material Adverse Effect on the Acquiror and has not received any written notices or other correspondence from any Governmental Entity regarding any circumstances that have existed or currently exist which would lead to a loss, suspension, or modification of, or a refusal to issue, any material license, permit, authorization, approval, registration or consent of a Governmental Entity relating to its activities which would reasonably be expected to restrict, curtail, limit or adversely affect the ability of the Acquiror to operate its businesses in a manner which would have a Material Adverse Effect on the Acquiror.

(q)
Related Party Transactions. Other than as set forth in the Acquiror Public Disclosure Record, there are no contracts or other transactions currently in place between the Acquiror or its subsidiaries, on the one hand, and: (i) any officer or director of the Acquiror or its subsidiaries; (ii) any holder of record or, to the knowledge of the Acquiror, beneficial owner of 10% or more of the Acquiror Shares; and (iii) any affiliate or associate of any such, officer, director, holder of record or beneficial owner, on the other hand.

(r)
Restrictions on Business Activities. There is no arbitral award, judgment, injunction, constitutional ruling, order or decree binding upon the Acquiror or its subsidiaries that has or could reasonably be expected to have the effect of prohibiting, restricting, or impairing any business practice of any of them, any acquisition or disposition of property by any of them, or the conduct of the business by any of them as currently conducted, which could reasonably be expected to have a Material Adverse Effect on the Acquiror.

(s)
Authorizations and Consents.

            (i) Except for the approval of the CSE contemplated in Section 7.1(a) and the approval of the shareholders of the Acquiror contemplated in Section 7.1(d), no Authorization or declaration or filing with any Governmental Entity on the part of the Acquiror is required for the valid execution, delivery and performance of its obligations under this Agreement or the completion of the Transaction pursuant to this Agreement.

(ii) No consent, approval or waiver is required pursuant to the terms of any Material Contract to which the Acquiror is a party for the valid execution, delivery and performance of its obligations under this Agreement or the completion of the Transaction pursuant to this Agreement.

(t)
No Cease Trade. The Acquiror is not subject to any cease trade or other order of any applicable Securities Authority and, to the knowledge of the Acquiror, no investigation or other proceedings involving the Acquiror which may operate to prevent or restrict trading of any securities of the Acquiror are currently in progress or pending before any applicable Securities Authority.

(u)
Fees. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Acquiror.

(v)
United States Securities Laws. The Acquiror is not registered, and is not required to be registered as, an “investment company” under the United States Investment Company Act of 1940, as amended.

5.2 The representations and warranties of the Acquiror contained in this Agreement shall not survive the completion of the Transaction and shall expire and be terminated on the earlier of the Time of Closing and the date on which this Agreement is terminated in accordance with its terms. Any investigation by the Shareholders and their Representatives shall not mitigate, diminish or affect the representations and warranties of the Acquiror pursuant to this Agreement.

ARTICLE 6
STOCK EXCHANGE LISTING, SHAREHOLDER APPROVALS, TRANSACTION

MATTERS AND EXCHANGE ESCROW

6.1 Stock Exchange Listing, Filings and Approvals

(a) Subject to Section 6.4 below, the Acquiror covenants and agrees to take, in a timely manner, all commercially reasonable actions and steps necessary in order that: (i) prior to the completion of the Transaction, the Acquiror will seek shareholder approval to: (a) effect the Consolidation; (b) effect a change of its name to such name as may be approved by the Corporation and acceptable to applicable regulatory authorities; (c) amend its articles to create the Restricted Shares; and (d) elect the Corporation Nominees to replace the current slate directors of the Acquiror immediately following the Closing of the Transaction (collectively, the “Transaction Resolutions”), in accordance with Section 6.3 below; (ii) the Consideration Shares issued to the Shareholders by the Resulting Issuer will be listed and posted for trading on the CSE; (iii) when received, the Acquiror shall provide the Corporation with copies of the final approval regarding the listing and posting for trading of the Resulting Issuer Shares on the CSE; and (iv) the

distribution of the Consideration Shares to the Shareholders is exempt from theprospectus and registration requirements of applicable Securities Laws.

(b) Subject to Section 6.4 below, the Corporation will use its commercially reasonable efforts to obtain the Stock Exchange Listing and thereafter fulfill the conditions of the CSE. The Acquiror will provide the Corporation and its legal counsel with reasonable advance notice and an opportunity to comment on the content thereof, and to participate in, any communications or submissions to the CSE and other securities regulatory authorities.

6.2 Preparation of Financial Statements

The Corporation shall be responsible for preparing, as required in connection with the Transaction, the audited and interim financial statements of the Corporation, and the pro forma financial statements reflecting the combination of the Acquiror and the Corporation (including Finco), in each case in the form required by the CSE and the relevant securities regulatory authorities.

6.3 Shareholder Approval

As soon as is practicable after the date hereof, the Acquiror shall take all necessary steps to obtain shareholder approval in connection with the Transaction Resolutions.

6.4 Transaction Costs

The Acquiror will be responsible for the payment of up to $300,000 of expenses incurred by both the Acquiror and the Corporation (but not the Shareholders) incurred in connection with the transactions contemplated herein. These expenses will be funded from the proceeds of Acquiror’s private placement of Acquiror Special Warrants, which proceeds have been deposited into escrow and Acquiror will have no liability for expenses hereunder other than from the escrowed funds. Each party hereto shall thereafter be responsible for its own costs and expenses incurred with respect to the transactions contemplated herein including, without limitation, all costs and expenses incurred prior to the date of this Agreement and all reasonable legal and accounting fees and disbursements relating to preparing the Transaction documents or otherwise relating to the transactions contemplated herein. Notwithstanding the foregoing, the parties agree that the Corporation and its counsel shall be primarily responsible for preparation of all documentation and filings in connection with the Transaction and the payment of all related costs and fees, including, without limitation, this Agreement, all shareholder meetings and the application to the CSE for the Stock Exchange Listing, while the Acquiror and its counsel shall perform a review function and cooperate and assist in the preparation of such documentation and required filings; however, each party shall permit the other party and its counsel to review the preparation of all documentation to be sent to the shareholders of such party or otherwise used in connection with the approval of the Transaction by the shareholders of such party and the CSE.

6.5 Exchange Escrow

Each Shareholder shall comply with and be bound by, if applicable, all escrow requirements imposed by the CSE on which the Resulting Issuer Shares are listed or proposed to be listed and under applicable Securities Laws.

ARTICLE 7

MUTUAL CONDITIONS PRECEDENT

7.1 The respective obligations of the Acquiror and the Corporation to complete the Transaction are subject to the fulfillment prior to or at the Closing of each of the following conditions:

(a)
the CSE shall have conditionally approved the Transaction and the Acquiror shall have obtained the Stock Exchange Listing, subject only to compliance with the usual requirements of the CSE;

(b)
the Brokered Financing shall have closed;

(c)
the Amalgamation shall have occurred;

(d)
all required Authorizations shall have been obtained on terms and conditions satisfactory to the parties, acting reasonably;

(e)
the required approval of the Nevada Department of Taxation shall have been received;

(f)
on or before the Closing Date, there shall have been obtained all regulatory approvals and all third party consents as may be required to complete the Transaction, if any, in form and terms satisfactory to the Acquiror and the Corporation, each acting reasonably, unless otherwise provided for between the parties, or if a failure to obtain such approvals or consents would not have a Material Adverse Effect on the Acquiror or the Corporation or materially impede the completion of the Transaction;

(g)
no action shall have been taken by any court or governmental body prohibiting or making illegal the execution and delivery of this Agreement or any transaction contemplated by this Agreement; and

(h)
this Agreement shall not have been terminated pursuant to Article 13.

The conditions precedent in this Article 7 are for the mutual benefit of the Acquiror and the Corporation and may be waived, in whole or in part, at any time if waived by both the Acquiror and the Corporation, such waiver being without prejudice to any other right that any Party may have. In case any of the foregoing conditions cannot be fulfilled on or before the Closing Date to the satisfaction of the Acquiror and the Corporation, any of the Acquiror and the Corporation may rescind this Agreement by notice to the other Party and in such event each of the

Corporation, the Shareholders and the Acquiror shall be released from all obligations hereunder, other than in respect of liability of a party for breach of any of the terms or conditions set forth herein before such termination.

ARTICLE 8

CONDITIONS PRECEDENT TO ACQUIROR’S OBLIGATIONS

8.1 All obligations of the Acquiror to acquire the Acquired Corporation Shares under this Agreement are subject to the fulfillment prior to or at the Closing of each of the following conditions:

(a)
the representations and warranties made by the Corporation and the Shareholders under this Agreement shall be true in all material respects as of the Time of Closing (any breach of a representation or warranty shall be determined without reference to any materiality qualifier with respect thereto) and the Corporation shall deliver a certificate signed by a senior officer, dated the Closing Date in the form satisfactory to counsel to the Acquiror confirming this and confirming that the Corporation has not received notice of any inaccuracy in any of the Shareholders’ representations and warranties contained herein, and confirming such other matters as may be reasonably requested by counsel to the Acquiror;

(b)
no Material Adverse Change shall have occurred in the business, results of operations, assets, financial condition or affairs of the Corporation, financial or otherwise, between the date of the Letter Agreement and the completion of the Transaction;

(c)
there will be no debts or amounts owing to the Corporation by any of its officers, former officers, directors, former directors, shareholders, employees or former employees or any family member thereof, or any Person with whom either the Corporation does not deal at arm’s length, except for any amounts advanced to such Person for expenses incurred on behalf of the Corporation, in the ordinary course;

(d)
each of the Shareholders and the Corporation shall have complied with all covenants and agreements herein agreed to be performed or caused to be performed by it;

(e)
the Acquiror shall have received evidence in form satisfactory to the Acquiror, acting reasonably, that all actions required to be taken by the Corporation prior to Closing have been taken and all consents and approvals, including, but not limited to, any consent, approval or waiver required pursuant to the terms of any Material Contract to which the Corporation is a party for the valid execution, delivery and performance of its obligations under this Agreement or the completion of the Transaction, orders and authorizations required to be obtained by the Corporation for the Closing have been obtained;

(f)
no action, suit or proceeding shall have been instituted and be continuing by any Person to restrain, modify or prevent the consummation of the Transaction as contemplated by this Agreement, or to seek damages against the Shareholders in connection with such Transaction, or that has been or is reasonably likely to have a material adverse effect on the ability of any Party hereto to fully consummate the Transaction as contemplated by this Agreement;

(g)
no change, fact or circumstance shall have occurred in the affairs, operations, business or financial condition of the Corporation that the directors of the Acquiror determine, in their sole discretion, to have a Material Adverse Effect on such Party in proceeding with the Transaction and except as is disclosed in this Agreement;

(h)
the Shareholders shall have delivered to the Acquiror the Acquired Corporation Shares free and clear of any Encumbrances, in accordance with the provisions of Section 2.1 hereto; and

(i)
the Financial Statements of the Corporation shall, in all material respects, be consistent with the draft Financial Statements of the Corporation delivered by the Corporation to the Acquiror on or prior to the date hereof.

In case any of the foregoing conditions cannot be fulfilled on or before the Closing Date to the satisfaction of the Acquiror, the Acquiror may rescind this Agreement by notice to the Corporation and in such event each of the Acquiror, the Shareholders and the Corporation shall be released from all obligations hereunder other than in respect of liability of a party for breach of any of the terms or conditions set forth herein before such termination; provided, however, that any such conditions may be waived in whole or in part by the Acquiror without prejudice to its rights of rescission in the event of the non-fulfillment of any other condition or conditions, and that the Closing of the Transaction as contemplated by the Agreement shall be deemed to be a waiver of any unfulfilled conditions.

ARTICLE 9

CONDITIONS PRECEDENT TO THE SHAREHOLDERS’ AND THE
CORPORATION’S OBLIGATIONS

9.1 The obligations of the Corporation and the Shareholders to complete the transactions contemplated herein including, without limitation, the obligations of the Shareholders to sell the Acquired Corporation Shares under this Agreement, are subject to the fulfilment prior to or at the Closing of each of the following conditions:

(a)
the shareholders of the Acquiror shall have approved the Transaction, if required by the CSE;

(b)
there will be no debts or amounts owing to the Acquiror by any of its officers, former officers, directors, former directors, shareholders, employees or former employees or any family member thereof, or any Person with whom either the

Acquiror does not deal at arm’s length, except for any amounts advanced to such

Person for expenses incurred on behalf of the Acquiror, in the ordinary course;

(c)
the representations and warranties made by the Acquiror under this Agreement shall be true in all material respects as of the Time of Closing (any breach of a representation or warranty shall be determined without reference to any materiality qualifier with respect thereto) and the Acquiror shall deliver to the Corporation a certificate signed by a senior officer, dated the Closing Date in the form satisfactory to counsel to the Corporation confirming this and such other matters as may reasonably requested by counsel to the Corporation;

(d)
no Material Adverse Change shall have occurred in business, results of operations assets, liabilities, financial condition or affairs of the Acquiror, financial or otherwise, between the date of the Letter Agreement and the completion of the Transaction;

(e)
all liabilities of the Acquiror showing on its unaudited December 31, 2017 balance sheet or incurred since that date shall have been eliminated, other than liabilities incurred in connection with any transaction contemplated by this Agreement or incurred following the date thereof to maintain the Acqurior’s status as a reporting issuer not in default under applicable Canadian provincial Securities Laws applicable in the Provinces of Alberta, Ontario, Quebec, Nova Scotia, Prince Edward Island, and Newfoundland and Labrador;

(f)
the Acquiror shall have complied with all covenants and agreements herein agreed to be performed or caused to be performed by it;

(g)
receipt by the Corporation of a written resignation from each of the officers and directors of the Acquiror, such resignations to be effective at the Time of Closing;

(h)
the CSE shall not have objected to the appointment of the Corporation Nominees to the board of directors of the Resulting Issuer, or of the management nominees of the Corporation to serve as officers of the Resulting Issuer, each upon closing of the Transaction;

(i)
no action, suit or proceeding shall have been instituted and be continuing by any Person to restrain, modify or prevent the consummation of the Transaction as contemplated by this Agreement, or to seek damages against the Acquiror in connection with such Transaction, or that has been or is reasonably likely to have a Material Adverse Effect on such Party to fully consummate the Transaction as contemplated by this Agreement;

(j)
the Acquiror shall pay and satisfy the Acquisition Price in accordance with Section 2.3 of this Agreement and shall deliver to the Shareholders and/or an escrow agent, as applicable, certificates, in form reasonably satisfactory to counsel to the Shareholders, representing the Consideration Shares to be issued in accordance with Article 2 hereto registered in the names of the Shareholders; and

(k) all convertible securities of the Acquiror outstanding prior to the Time of Closing shall have been converted and the Acquiror shall not have outstanding (following such conversion), more than 5,250,000 Acquiror Shares.

In case any of the foregoing conditions cannot be fulfilled on or before the Closing Date to the satisfaction of the Shareholders, the Shareholders may rescind this Agreement by notice to the Acquiror and in such event each of the Corporation, the Shareholders and the Acquiror shall be released from all obligations hereunder other than in respect of liability of a party for breach of any of the terms or conditions set forth herein before such termination, provided, however, that any such conditions may be waived in whole or in part by the Shareholders without prejudice to its rights of rescission in the event of the non- fulfilment of any other condition or conditions, and that the Closing of the Transaction as contemplated by the Agreement shall be deemed to be a waiver of any unfulfilled conditions.

ARTICLE 10

COVENANTS OF THE CORPORATION

10.1 The Corporation agrees that during the period commencing on the date of this Agreement and continuing until Closing or the earlier termination of this Agreement, the Corporation:

(a)
subject to the terms of this Agreement, agrees to prepare and circulate a form of unanimous written consent resolution for the purpose of obtaining the Corporation Shareholder Approval in accordance with the Corporation’s articles, by-laws and Applicable Law, as soon as reasonably practicable, and shall use its best efforts to obtain the Corporation Shareholder Approval no later than April 30, 2018;

(b)
will carry on its business in, and only in, the ordinary course in substantially the same manner as heretofore conducted;

(c)
will not issue, authorize or propose the issuance of, or acquire or propose the acquisition of, any shares of its capital stock of any class or securities convertible into, or rights, warrants or options to acquire, any such shares or other convertible securities other than those currently outstanding or upon exercise of existing convertible securities or as otherwise contemplated hereby;

(d)
will not borrow any money or incur any indebtedness in an aggregate amount in excess of US$200,000 (except for trade payables incurred in the ordinary course), without the prior written consent of the Acquiror;

(e)
will not to declare or pay any dividends or distribute any of the Corporation’s properties or Assets to shareholders of the Corporation;

(f)
will not to alter or amend the Corporation’s articles or by-laws in any manner which may adversely affect the success of the Transaction, except as is agreed to by the

Acquiror in writing or as strictly required to give effect to the matters contemplated herein;

(g)
will use its reasonable commercial efforts to obtain any third parties approvals required in respect of the Transaction, including any lenders or financial institutions, licensors and strategic partners;

(h)
will cooperate fully with the Acquiror and to use all reasonable commercial efforts to assist the Acquiror in its efforts to acquire all of the Acquired Corporation Shares, unless such cooperation and efforts would subject the Corporation to liability or would be in breach of applicable statutory and regulatory requirements;

(i)
will not sell, lease or otherwise dispose of a material portion of its Assets, other than: (i) in the ordinary course; (ii) in connection with a reorganization completed in connection with the transactions contemplated herein; (iii) or with the prior written consent of the Acquiror, such consent not to be unreasonably withheld;

(j)
will use its reasonable efforts to comply promptly with all requirements which Applicable Law may impose on the Corporation with respect to the Transaction;

(k)
will cooperate and provide the Acquiror and its representatives with full copies of and access to, all contracts, financial records and statements, books, records, documents and other such information regarding its previous businesses as they may require, as well as access to the Acquiror’s auditors, technical personnel and to such premises and personnel of the Acquiror, if any, as may be reasonably requested;

(l)
will promptly advise the Acquiror orally and in writing of any Material Adverse Change of the Corporation; and

(m)
will cooperate in obtaining all necessary and desirable consents and regulatory approvals in connection with the Transaction.

ARTICLE 11

COVENANTS OF THE ACQUIROR

11.1 The Acquiror covenants and agrees that until Closing or the earlier termination of this Agreement it will:

(a)
subject to the terms of this Agreement, the Acquiror agrees to circulate a form of unanimous written consent resolution for the purpose of obtaining the Acquiror Shareholder Approval in accordance with the Acquiror’s articles, by-laws and Applicable Law, as soon as reasonably practicable, and shall use its best efforts to obtain the Acquiror Shareholder Approval no later than April 30, 2018;

(b)
not issue any debt or equity or other securities without the prior written consent of the Corporation, except as required to complete the Amalgamation, or for the issuance of Acquiror Shares upon the exercise of existing convertible securities as contemplated hereunder;

(c)
not carry on any business except as required to complete the Transaction and retain its status as reporting issuer not in default under applicable Canadian provincial Securities Laws applicable in the Provinces of Alberta, Ontario, Quebec, Nova Scotia, Prince Edward Island, and Newfoundland and Labrador, not borrow any money or incur any indebtedness (except for trade payables incurred in the ordinary course);

(d)
not make loans, advances or other similar payments to any party, excluding advances to the Corporation or third parties for expenses reasonably necessary to carry out the terms of this Agreement;

(e)
not make any expenditures except those that are reasonably necessary to carry out the terms of this Agreement, that are necessary to fulfil the Acquiror’s obligations as a “public company” or that are incurred to reimburse directors or officers for reasonable expenses incurred for the foregoing purposes;

(f)
not declare or pay any dividends or distribute any of the Acquiror’s property or assets to shareholders;

(g)
not alter or amend the Acquiror’s articles or by-laws in any manner which may adversely affect the success of the Transaction, except as strictly required to give effect to the matters contemplated herein, including, but not limited to, the creation of the class of Restricted Shares, the Consolidation and the change of name of the Corporation, as contemplated pursuant to Section 6.1(a);

(h)
not enter into any transaction or material contract, except as reasonably necessary to give effect to the matters contemplated herein;

(i)
use its reasonable commercial efforts to obtain any third parties approvals required in respect of the Transaction, including any lenders or financial institutions, licensors and strategic partners;

(j)
cooperate fully with the Corporation and to use all reasonable commercial efforts to otherwise complete the Transaction, unless such cooperation and efforts would subject the Acquiror to liability or would be in breach of applicable statutory and regulatory requirements;

(k)
promptly advise the Corporation orally and in writing of any Material Adverse Change with respect to the Acquiror;

(l)
cooperate in obtaining all necessary consents and regulatory approvals in connection with the Transaction;

(m) maintain its corporate status and comply with all applicable securities requirements (including any applicable filing requirements);

(n) provide the Corporation with full copies of, and access to, all contracts, financial records and statements, books, records, documents and other such information regarding its previous businesses as is available and they may require, as well as access to the Acquiror’s auditors and to such premises and personnel of the Acquiror, if any, as may be reasonably requested; and

(o) use its commercially reasonable best efforts to obtain CSE approval of the Transaction as expeditiously as possible.

ARTICLE 12

ADDITIONAL COVENANTS

12.1 Non-Solicitation.

(a) Each of the Acquiror and the Corporation agree that during the period from the date hereof until the earlier of the Closing Date and the Termination Date, it:

(i)
shall immediately cease and cause to be terminated any existing discussions or negotiations or other proceedings initiated prior to the date hereof by it, or its respective Representatives with respect to all Acquisition Proposals; shall not amend, modify, waive, release or otherwise forebear in the enforcement of, and shall use all commercially reasonable efforts to enforce, any confidentiality, non-solicitation or standstill or similar agreements or provisions to which it and any third parties are parties; and shall discontinue access to any of its confidential information (and not establish or allow access to any of its confidential information, or any data room, virtual or otherwise);

(ii)
shall not directly or indirectly, through any Representative, solicit, initiate or knowingly encourage (including by way of furnishing information), or cause or facilitate anyone else to solicit, initiate or knowingly encourage, any Acquisition Proposal, or any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to an Acquisition Proposal, from any Person, or engage in any discussion, negotiations or inquiries relating thereto, provided however that the Acquiror may request information from any Person who has made an Acquisition Proposal for the sole purpose of clarifying the terms of such Acquisition Proposal;

(iii)
shall not provide information concerning its securities, assets or business to any Person for or in furtherance of anything mentioned in Sections 12.1(i)or (ii) other than as required by Applicable Law;

(iv)
shall (i) immediately notify the Corporation if the Acquiror or any of its Representatives receives any indications of interest, requests for information or offers in respect of any Acquisition Proposal; and (ii) provide full details to the Corporation of the terms of any such indication, request or offers, subject to any contractual obligations of confidentiality; and

(v)
shall not accept, recommend, approve or enter into or propose to publicly accept, recommend, approve or enter into an agreement to implement an Acquisition Proposal.

ARTICLE 13

TERMINATION

13.1 This Agreement may, by notice given before or at the Closing, be terminated by:

(a)
mutual agreement of the Acquiror and the Corporation;

(b)
either the Acquiror or the Corporation upon notice to the other in the event that any condition set forth in this Agreement for their benefit is not satisfied to the satisfaction of such Party prior to the Closing Date or becomes incapable of being satisfied and such Party does not waive such condition;

(c)
either the Acquiror or the Corporation, if there shall be any Applicable Law that makes consummation of the Transaction illegal or otherwise prohibited, any applicable regulatory authority having notified in writing either the Acquiror or the Corporation that it will not permit the Transaction to proceed, or if any judgment, injunction, order or decree of a competent governmental entity enjoining the Acquiror or the Corporation from consummating the Transaction shall be entered and such judgment, injunction, order or decree shall have become final and non-appealable;

(d)
either the Acquiror or the Corporation upon notice to the other in the event that the Brokered Financing is not completed on or prior to April 30, 2018 provided that if the lead agent for the Brokered Financing has confirmed in writing prior to April 30, 2018 that commitments for the full Brokered Financing have been received but closing has not yet occurred, such date will be extended to May 6, 2018;

(e)
either the Acquiror or the Corporation upon notice to the other in the event that the Transaction is not completed before June 30, 2018 (the “Termination Date”), or such other date as the Acquiror and the Corporation may agree in writing;

(f) the Corporation if:

(i)
the Acquiror has breached any of its representations, warranties or covenants in this Agreement in any material respect and such breach is not curable or if curable, is not cured within five Business Days after notice thereof has been received by the Party alleged to be in breach;

(ii)
there shall occur after the date hereof, any change, effect, event, circumstance or fact that constitutes a Material Adverse Effect in respect of the Acquiror;

(g) the Acquiror if:

(i)
the Corporation has breached any of its representations, warranties or covenants in this Agreement in any material respect and such breach is not curable or if curable, is not cured within five Business Days after notice thereof has been received by the Corporation; or

(ii)
there shall occur after the date hereof, any change, effect, event, circumstance or fact that constitutes a Material Adverse Effect in respect of the Corporation.

13.2 Each Party’s right of termination under Section 13.1 hereto is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 13.1 hereto, all obligations of the Parties under this Agreement will terminate, except as provided under Section 13.3 hereto; provided, however, that for greater certainty if this Agreement is terminated by a Party because of the breach of the Agreement by another Party or because one or more of the conditions to the terminating Party’s obligations under this Agreement is not satisfied as a result of any other Party’s failure to comply with its obligations under this Agreement, the terminating Party’s right to pursue all legal remedies will survive such termination unimpaired.

13.3 Expenses and Reimbursement.

(a)
Subject to Section 6.4, all fees, costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such fees, costs or expenses.

(b)
Nothing in this Section 13.3 shall preclude a Party from seeking injunctive relief to restrain any breach or threatened breach of the covenants or agreements set forth in this Agreement or otherwise to obtain specific performance of any such covenants or agreements.

ARTICLE 14

NOTICES

14.1 All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient or by email addressed to the recipient. Such notices, demands and other communications shall be delivered, mailed or sent electronically to the parties at the respective addresses or email addresses indicated below:

(a)
If to the Corporation or the Shareholders, addressed as follows:

MM Development Company Inc.

4850 W. Sunset Road, Suite 130

Las Vegas, Nevada 89118

Attention: Larry Scheffler or Robert Groesbeck, Co-Chief Executive Officers
E-mail: lscheffler@lasvegascolor.com or bobgroesbeck@gmail.com

(b)
If to the Acquiror, addressed as follows:

Carpincho Capital Corp.

181 University Avenue, Suite 800

Toronto, Ontario M5H 2X7

Attention: Lonnie Kirsh, Chief Executive Officer

E-mail: lonnie@acuitylaw.ca

or to such other address as the Party to be notified shall have furnished to the other parties in writing. Any notice given in accordance with the foregoing shall be deemed to have been given when delivered in person or on the next Business Day following the date on which it shall have been sent electronically or mailed.

ARTICLE 15

GENERAL

15.1 This Agreement:

(a)
shall be construed and enforced in accordance with the laws of the Province of Ontario; and

(b)
shall enure to the benefit of and be binding upon the Acquiror, the Shareholders and the Corporation and their respective executors, administrators, legal representatives, successors and permitted assigns, nothing in this Agreement, express or implied, being intended to confer upon any other person any rights or remedies hereunder.

15.2 This Agreement may be amended or modified only by a written instrument executed by the parties affected thereby, or by their respective successors and permitted assigns.

15.3 This Agreement, the Schedules hereto and the documents specifically referred to herein or executed and delivered concurrently herewith or at the Closing constitute the entire agreement, understanding, representations and warranties of the parties hereto and supersede any prior agreement, understanding, representation, warranty or documents relating to the subject matter of this Agreement including, for greater certainty, the Letter Agreement.

15.4 Time shall be of the essence hereof.

15.5 Each of the Parties hereto covenants and agrees that at any time and from time to time after the Closing Date such Party will, upon the request of any other Party, do, execute, acknowledge and deliver all such further acts, documents and assurances as may be reasonably required for the better carrying out of the terms of this Agreement.

15.6 This Agreement may be executed by facsimile or PDF email and in one or more counterparts, each of which shall be considered an original but all of which together shall constitute one and the same agreement.

15.7 The parties hereto agree to file in a timely manner all forms required to be filed after the Closing Date by Applicable Law and by the regulations and policies of all applicable securities regulatory authorities in connection with the Transaction. The parties acknowledge that a copy of this Agreement will be filed on SEDAR.

15.8 Neither this Agreement nor any right or obligation hereunder shall be assignable by any Party hereto without the prior written consent of the other parties hereto, which consent may be arbitrarily withheld.

15.9 Until immediately after the Time of Closing, all documents and information exchanged or received hereunder by the Acquirors, the Shareholders or the Corporation and their respective auditors and solicitors shall be treated as confidential information except as may be required by law, or regulation. Any press releases shall be subject to joint approval of the Acquiror and the Corporation. The parties acknowledge that a copy of this Agreement will be required to be filed by Acquiror on SEDAR pursuant to applicable Securities Laws.

[The remainder of this page has been left intentionally blank. Signature page follows.]

IN WITNESS WHEREOF the parties hereto have duly executed this Agreement as of the date first above written.

MM DEVELOPMENT COMPANY, INC.

By: /s/ Robert Groesbeck
Authorized Signatory

CARPINCHO CAPITAL CORP.

By: /s/Lonnie Kirsh
Authorized Signatory

PRMN INVESTMENTS LTD.

By: /s/ Robert Groesbeck
Authorized Signatory

THIRTEEN, LLC

By: /s/ Larry Scheffler
Authorized Signatory

4 DEGREES HIGHER, LLC

By: /s/ Chris Wren
Authorized Signatory

SCHEDULE “A”

SHAREHOLDERS OF CORPORATION

Name and Address of Registered Shareholder	Number of Corporation Shares	Number of Corporation Non- Voting Shares	Number of Consideration Shares to be Issued on Closing
PRMN Investments Ltd. 205 N. Stephanie St., Suite D-126 Henderson, Nevada 89074	11,891,000	23,359,000	11,891,000 Resulting Issuer Shares and 23,359,000 Restricted Shares
Thirteen, LLC 205 N. Stephanie St., Suite D-126 Henderson, Nevada 89074	11,891,000	23,359,000	11,891,000 Resulting Issuer Shares and 23,359,000 Restricted Shares
4 Degrees Higher, LLC 205 N. Stephanie St., Suite D-126 Henderson, Nevada 89074	1,518,000	2,982,000	1,518,000 Resulting Issuer Shares and 2,982,000 Restricted Shares
TOTAL:	25,300,000	49,700,000	25,300,000 Resulting Issuer Shares and 49,700,000 Restricted Shares

A-1

SCHEDULE “B”

MATERIAL CONTRACTS OF THE CORPORATION

1.
Exclusive Services Agreement (Software) between Blackbird Logistics, Corp. and the Corporation dated November 8, 2017;

2.
IT Services Agreement between Intelligent Design I.T. Consulting and the Corporation dated December 1, 2015;

3.
Marketing Agreement between Artisans on Fire and the Corporation dated January 24, 2018;

4.
Marketing Agreement between Ghost Management Group, LLC and the Corporation dated January 8, 2018;

5.
Professional Services Agreement between On Scene Investigation & Security, Inc. and the Corporation dated December 10, 2015;

6.
Software License Installation Agreement between [REDACTED – CONFIDENTIAL INFORMATION] and the Corporation (signed by the Corporation on January 18, 2016);

7.
Software Agreement between [REDACTED – CONFIDENTIAL INFORMATION] and the Corporation dated November 6, 2017;

8.
Microbulk Products Sales Agreement between Airgas USA, LLC and the Corporation dated August 12, 2015;

9.
Service Agreement between Green Clean Commercial Cleaning Services and the Corporation dated December 1, 2017;

10.
Proposal for Pest Control presented by Pride Pest Control LLC dba Bears Pest Control for Grow House Beatty (undated);

11.
Pest Control and Service Agreement between American Pest Control, Inc. and the Corporation dated April 22, 2016;

12.
Rental Service Agreement between Cintas Corporation and the Corporation dated August 5, 2017;

13.
Decorator/Design Services Agreement between Briana Tiberti, T Square Studio LLC, and the Corporation dated November 16, 2017;

14.
Professional Services Agreement between On Scene Investigation & Security, Inc. and the Corporation dated December 10, 2015; and

15.
Credit Facility between [REDACTED – CONFIDENTIAL INFORMATION] and the Corporation dated February 24, 2018.
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SCHEDULE “C”

RESTRICTED SHARE TERMS

[See Following Page]

 1.1 General Definitions

In this Part, the following terms shall have the following meanings unless the context otherwise requires:

(a) “1933 Act” means the United States Securities Act of 1933, as amended from time to time.

(b) “Common Shares” means the common shares in the capital of the Company.

(c) “Company” means “Planet 13 Holdings Inc.”

(d) “Conversion Notice” means a written notice to the transfer agent of the Restricted Voting Shares, in form and substance satisfactory to the Company and the transfer agent, executed by a person registered in the records of the Company or the transfer agent, as the case may be, as a holder of the Restricted Voting Shares, or by his or her attorney duly authorized in writing and specifying the number of Restricted Voting Shares which the holder thereof desires to have converted into Common Shares, and accompanied by:

(1)
if share certificates were issued to such holder, the share certificate or certificates representing the Restricted Voting Shares which such holder desires to convert;

(2)
a letter of transmittal, direction, transfer, power or attorney and/or such other documentation as is specified by the Company or the transfer agent for the Restricted Voting Shares, acting reasonably, as being required to give full effect to the conversion duly completed and executed by the person registered in the records of the Company or the transfer agent, as the case may be, as the holder of the Restricted Voting Shares to be converted or by his or her attorney duly authorized in writing; and

(3)
a duly completed and executed Residency Declaration or an opinion or memorandum of counsel (which may be the Company's counsel), in form and substance satisfactory to the Company and the transfer agent, to the effect that the conversion of such Restricted Voting Shares into Common Shares would not cause the Company to become a Domestic Issuer.

(e) “Domestic Issuer”' has the meaning ascribed thereto in Rule 902(c) of Regulation S under the 1933 Act.

(f) “Exclusionary Offer” means an offer to purchase Restricted Voting Shares which must be made, by reason of applicable securities legislation or by the rules or policies of a stock exchange on which any shares or the Company are listed, to all or substantially all of the holders or Restricted Voting Shares.

(g) “Fundamental Transaction” means a reorganization, recapitalization, reclassification, merger or amalgamation or any similar transaction involving the Company.

(h)
“Liquidation Event” means a distribution of assets of the Company to its shareholders arising on the winding-up, liquidation or dissolution of the Company, whether voluntary or involuntary, or any other distribution of its assets for the purpose of winding up its affairs or otherwise.

(i)
“Residency Declaration” means (i) a declaration by a person attesting that such person is not a resident of the United States and (ii) any indemnity required by the Company or the transfer agent in respect of such declaration in favour of the Company from the person providing the declaration, in each case in form approved by the Company from time to time.

(j)
“Restricted Voting Shares” means the Class A Restricted Voting Shares in the capital of the Company.

(k)
“United States” means the United States of America, its territories and possessions, any State of the United States and the District of Columbia.

COMMON SHARES

 1.2 Voting

Each Common Share entitles the holder to receive notice of and to attend any meeting of shareholders and to exercise one vote for each Common Share held at all meetings of shareholders of the Company, other than meetings at which only the holders of another class or series of shares are entitled to vote separately as a class or series. Except as provided otherwise herein or as required by law, holders of Common Shares and Restricted Voting Shares shall vote as one class at all meetings of shareholders of the Company.

1.3 Dividends

Subject to the Business Corporations Act, and subject to the rights of the shares or any other class ranking senior to the Common Shares with respect to priority in the payment or dividends, the holders or Common Shares shall be entitled to receive dividends, and the Company shall pay dividends thereon, as and when declared by the Board out of moneys properly applicable to the payment of dividends, pari passu with the holders of the Restricted Voting Shares on a per share basis, in such amount and in such form as the Board may from time to time determine; provided however that no dividend on the Common Shares shall be declared unless contemporaneously therewith the Board shall declare a dividend, payable at the same time as such dividend on the Common Shares, on each Restricted Voting Share. All dividends declared on the Common Shares and on the Restricted Voting Shares shall be declared and paid in equal amounts per share on all Common Shares and Restricted Voting Shares at the time outstanding on the applicable record data for such dividend. For purposes hereof, the payment of dividends by way of a stock dividend in Common Shares on the Common Shares and in Restricted Voting Shares on the Restricted Voting Shares in the same number per share shall be considered to be a pari passu payment of dividends.

1.4 Liquidation Event

Subject to the rights of the shares of any other class ranking senior to the Common Shares with respect to priority upon a Liquidation Event, in the event of a Liquidation Event, the holders of Common Shares and the holders of Restricted Voting Shares shall participate rateably in equal amounts per share, without preference or distinction, in the remaining assets of the Company.

1.5 Changes to Common Shares

The Common Shares shall not be subdivided, consolidated, reclassified or otherwise changed unless, contemporaneously therewith, the Restricted Voting Shares are subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner as the Common Shares.

RESTRICTED VOTING SHARES

1.6 Voting

Subject to Section 1.7, each Restricted Voting Share entitles the holder to receive notice of and to attend any meeting of shareholders of the Company and to exercise one vote for each Restricted Voting Share held at all meetings of shareholders of the Company, other than meetings at which only the holders or another class or series of shares are entitled to vote separately as a class or series. Except as provided otherwise herein or as required by law, holders or Common Shares and Restricted Voting Shares shall vote as one class at all meetings of shareholders of the Company.

1.7 Limitation on Voting Rights

The Restricted Voting Shares carry no entitlement for the holder thereof to vote for the election or removal of directors of the Company.

1.8 Dividends

Subject to the Business Corporations Act, and subject to the rights of the shares of any other class ranking senior to the Restricted Voting Shares with respect to priority in the payment of dividends, the holders of Restricted Voting Shares shall be entitled to receive dividends, and the Company shall pay dividends thereon, as and when declared by the Board out of moneys properly applicable to the payment of dividends, pari passu with the holders of the Common Shares on a per share basis, in such amount and in such form as the Board may from time to time determine; provided however that no dividend on the Restricted Voting Shares shall be declared unless contemporaneously therewith the Board shall declare a dividend, payable at the same time as such dividend on the Restricted Voting Shares, on each Common Share. All dividends declared on the Common Shares and on the Restricted Voting Shares shall be declared and paid in equal amounts per share on all Common Shares and Restricted Voting Shares at the time outstanding on the applicable record date for such dividend. For purposes hereof, the payment of dividends by way of a stock dividend in Common Shares on the Common Shares and in

Restricted Voting Shares on the Restricted Voting Shares in the same number per share shall be considered to be a pari passu payment of dividends.

1.9 Liquidation Event

Subject to the rights of the shares of any other class ranking senior to the Restricted Voting Shares with respect to priority upon a Liquidation Event, in the event of a Liquidation Event, the holders of Restricted Voting Shares and the holders of Common Shares shall participate rateably in equal amounts per share, without preference or distinction, in the remaining assets of the Company.

1.10 Restrictions on Transfer

No Restricted Voting Share shall be transferred by any holder thereof pursuant to an Exclusionary Offer unless, concurrently with the Exclusionary Offer, an offer to acquire Common Shares is made that is identical to the Exclusionary Offer in terms of price per share, percentage of outstanding shares to be taken up (exclusive of shares owned immediately before the Exclusionary Offer by the offeror) and in all other material respects (except with respect to any additional conditions that may be attached to the Exclusionary Offer).

1.11 Conversion at the Option of the Holder

Each Restricted Voting Share may be converted into one Common Share, without payment of additional consideration, at any time and from time to time, at the option of the holder thereof, in accordance with the procedures set forth in Section 1.12 hereof.

1.12 Conversion Procedure

A holder of Restricted Voting Shares may convert all or any number of Restricted Voting Shares held by such holder into Common Shares in accordance with Section 1.11 upon delivery by the holder of such Restricted Voting Shares of a duly completed and executed Conversion Notice and upon receipt by the transfer agent of the Company of such notice and upon compliance with any requirements the transfer agent or the Company may reasonably request, the Company shall issue or cause to be issued the relevant number of fully paid Common Shares. The effective time of conversion shall be the close of business on the date of receipt of a valid Conversion Notice by the transfer agent of the Company and the Common Shares issuable upon conversion of such Restricted Voting Shares shall be deemed to be issued and outstanding of record as of such time.

1.13 Conversion at the Option of the Company

Each Restricted Voting Share may be converted into one Common Share, at any time and from time to time, at the option of the Company by delivery to a holder of the Restricted Voting Share of a notice indicating same and the holder of Restricted Voting Shares shall only have the right to receive the relevant number of Common Shares resulting from such conversion and any accrued and unpaid dividends on the Restricted Voting Shares so converted upon compliance with the terms of the notice. The effective time of conversion shall be the close of business on the date specified in the notice of the Company and the Common Shares issuable upon conversion of such Restricted Voting Shares shall be deemed to be issued and outstanding of record as of such time and the applicable Restricted Voting Shares shall be cancelled at that time.

1.14 Withdrawal of Conversion Notice

Despite any other provision hereof, a holder of a Restricted Voting Share that has duly presented a Conversion Notice may, at any time before such Restricted Voting Shares are converted and Common Shares are issued, by irrevocable written notice to the Company, advise the Company that the holder no longer desires that such Restricted Voting Shares be converted into Common Shares and, upon receipt of such written notice, the Company shall return to the holder the certificates(s) representing such Restricted Voting Shares, if any, and thereupon the Company shall cease to have any obligation to convert such Restricted Voting Shares hereunder unless such Restricted Voting Shares are again tendered for conversion by the holder in accordance with the provisions hereof.

1.15 Fractional Common Shares

The Company shall not issue fractional Common Shares in satisfaction of the conversion rights herein provided for. Where the exercise of conversion rights pursuant to this Article would otherwise result in fractional Common Shares being issued, the number of Common Shares to be issued by the Company shall be rounded down to the nearest whole number of Common Shares. A determination of whether or not any fractional share would be issuable upon a conversion of Restricted Voting Shares shall be made on the basis of the total number of Restricted Voting Shares the holder has at the time converting into Common Shares and the appropriate number of Common Shares issuable upon conversion.

1.16 Dividend Entitlement

A holder of Restricted Voting Shares on the record date for the determination of holders of Restricted Voting Shares entitled to receive a dividend declared payable on the Restricted Voting Shares will be entitled to such dividend notwithstanding that such share is converted after such record date and before the payment date of such dividend, and the holders of any Common Shares resulting from any conversion shall be entitled to rank equally with the holders of all other Common Shares in respect of all dividends declared payable to holders of Common Shares of record on any date on or after the date of conversion.

1.17 Adjustments

(1) If there shall occur any Fundamental Transaction involving the Company inwhich the Common Shares (but not the Restricted Voting Shares) are converted into or exchanged for securities, cash or other property (other than a transaction otherwise covered by this Section 1.17) then, following such Fundamental Transaction each Restricted Voting Share shall thereafter be convertible, in lieu of the Common Share into which it was convertible before such event, into the kind and amount or securities, cash or other property which a holder of the number of

Common Shares issuable upon conversion of one Restricted Voting Share immediately before such Fundamental Transaction would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined by the Board) shall be made in the application of the provisions of this subsection 1.17(1) with respect to the rights and interests thereafter of the holders of the Restricted Voting Shares, to the end that the provisions set forth in this subsection 1.17(1) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Restricted Voting Shares.

(2) The Restricted Voting Shares shall not be subdivided, consolidated, reclassified or otherwise changed unless, contemporaneously therewith, the Common Shares are subdivided, consolidated, reclassified or otherwise changed in the sameproportion and in the same manner as the Restricted Voting Shares.

1.18 Public Distribution Requirements

Conversion of Restricted Voting Shares into Common Shares permitted under this Article shall be subject to the Company meeting applicable distribution requirements for public shareholders of the exchange on which the Common Shares are then listed and posted for trading.

SCHEDULE “D”

CONSENTS AND APPROVALS

1.
Credit Facility between [REDACTED – CONFIDENTIAL INFORMATION] and the Corporation dated February 24, 2018; and

2.
Dispensary lease agreement [REDACTED – COMMERCIALLY SENSITIVE INFORMATION].

D-1

SCHEDULE “E”

OWNED AND LEASED REAL PROPERTY

Leases:

1. [REDACTED – COMMERCIALLY SENSITIVE INFORMATION].
2. [REDACTED – COMMERCIALLY SENSITIVE INFORMATION].
3. [REDACTED – COMMERCIALLY SENSITIVE INFORMATION].
Real Property Ownership:

1.
Nye County cultivation and production real estate and buildings at 101 Airport Road, Beatty, Nevada 89003, approximately 80 acres owned by Corporation, with planning for significant capital outlay to expand cultivation, APN #[REDACTED – CONFIDENTIAL INFORMATION].

E-1